EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

among

LIFEWAY FOODS, INC.

(“Buyer”)

and

ILYA MANDEL

and

MICHAEL EDELSON

(“Sellers”)

February 6, 2009

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	DEFINITIONS.	1
1.2	ACCOUNTING TERMS.	1

ARTICLE 2 PURCHASE AND SALE OF SHARES		1
2.1	PURCHASE AND SALE.	1
2.2	PURCHASE PRICE.	1
2.3	EXCLUDED ASSETS.	2
2.4	EMPLOYEE PAYMENTS.	2
2.5	CLOSING PAYMENTS.	2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE TRANSACTION		3
3.1	AUTHORITY AND CAPACITY.	3
3.2	OWNERSHIP OF SHARES.	3
3.3	EXECUTION AND DELIVERY; ENFORCEABILITY.	3
3.4	NONCONTRAVENTION.	4
3.5	LITIGATION.	4
3.6	FINANCIAL IMPAIRMENT.	4
3.7	RESTRICTED SHARES.	4

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE COMPANY		4
4.1	INCORPORATION, GOOD STANDING, GOVERNING DOCUMENTS.	4
4.2	CAPITALIZATION.	5
4.3	OTHER VENTURES; SUBSIDIARIES.	5
4.4	NONCONTRAVENTION.	5
4.5	FINANCIAL INFORMATION.	6
4.6	ABSENCE OF UNDISCLOSED LIABILITIES.	6
4.7	ABSENCE OF CERTAIN CHANGES OR EVENTS.	6
4.8	TAXES.	8
4.9	EMPLOYEES.	9
4.10	EMPLOYEE BENEFIT PLANS.	11
4.11	COMPLIANCE WITH THE FEDERAL FOOD AND DRUG ADMINISTRATION REQUIREMENTS.	13
4.12	ENVIRONMENTAL MATTERS.	14
4.13	COMPLIANCE WITH LAWS; PERMITS.	16
4.14	REAL PROPERTY.	16
4.15	TITLE, CONDITION AND SUFFICIENCY OF ASSETS.	17
4.16	INTELLECTUAL PROPERTY.	17
4.17	CONTRACTS.	18
4.18	LITIGATION.	18
4.19	INSURANCE.	18
4.20	ACCOUNTS RECEIVABLE.	18
4.21	CUSTOMERS AND SUPPLIERS.	19
4.22	INDEBTEDNESS.	19
4.23	BROKERAGE.	19

i

4.24	RELATED PARTY TRANSACTIONS.	19
4.25	CONFLICTS OF INTEREST.	19
4.26	ABSENCE OF CERTAIN PAYMENTS.	20
4.27	FINANCIAL IMPAIRMENT.	20
4.28	DISCLOSURE.	20

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		20
5.1	ORGANIZATION; AUTHORIZATION.	20
5.2	EXECUTION AND DELIVERY; ENFORCEABILITY.	20
5.3	NONCONTRAVENTION.	20
5.4	BROKERAGE.	21
5.5	FINANCIAL IMPAIRMENT.	21

ARTICLE 6 THE CLOSING		21

ARTICLE 7 CLOSING CONDITIONS AND DELIVERIES		21
7.1	BUYER’S CLOSING CONDITIONS AND SELLERS’ DELIVERIES.	21
7.2	SELLERS’ CLOSING CONDITIONS AND BUYER’S DELIVERIES.	23

ARTICLE 8 ADDITIONAL COVENANTS AND AGREEMENTS		24
8.1	CONDUCT OF BUSINESS.	24
8.2	NO MATERIAL CHANGE.	25
8.3	ACCESS.	25
8.4	COOPERATION TO SATISFY CLOSING CONDITIONS.	25
8.5	PUBLICITY.	25
8.6	EXPENSES.	25
8.7	NO ASSIGNMENTS.	26
8.8	TAX MATTERS.	26
8.9	GENERAL RELEASE OF CLAIMS.	31
8.10	CONFIDENTIALITY.	32
8.11	NON-COMPETITION, NON-SOLICITATION AGREEMENT.	32
8.12	EXCLUSIVITY.	33
8.13	FURTHER ASSURANCES.	33
8.14	CORRECTION OF LEGAL COMPLIANCE ISSUES.	34
8.15	PAYMENT OF SELLING EXPENSES. ON OR BEFORE THE CLOSING DATE,	34
8.16	REMOVAL OF RESTRICTIVE LEGEND.	34
8.17	TAX PROTECTION.	34

ARTICLE 9 INDEMNIFICATION		35
9.1	SURVIVAL.	35
9.2	INDEMNIFICATION OF BUYER.	35
9.3	INDEMNIFICATION OF SELLERS.	37
9.4	LIMITATIONS ON INDEMNIFICATION OF BUYER INDEMNIFIED PARTIES.	37
9.5	LIMITATIONS ON INDEMNIFICATION OF SELLERS’ INDEMNIFIED PARTIES.	40
9.6	PROCEDURES RELATING TO INDEMNIFICATION; THIRD-PARTY CLAIMS.	40
9.7	OTHER CLAIMS.	42
9.8	REMEDIES OF BUYER.	42
9.9	NO CIRCULAR RECOVERY.	42

ARTICLE 10 TERMINATION		43
10.1	TERMINATION.	43
10.2	EFFECT OF TERMINATION.	43

ARTICLE 11 CERTAIN DEFINITIONS		44

ARTICLE 12 MISCELLANEOUS PROVISIONS		54
12.1	NOTICES.	54
12.2	ENTIRE AGREEMENT.	55
12.3	MODIFICATION.	55
12.4	BINDING EFFECT.	55
12.5	INTERPRETATION.	55
12.6	COUNTERPARTS.	56
12.7	THIRD PARTIES.	56
12.8	TIME PERIODS.	56
12.9	GOVERNING LAW.	56
12.10	LEGAL FEES AND COSTS.	56

Disclosure Schedules

Schedule 4.1	Incorporation, Good Standing, Governing Documents
Schedule 4.2	Capitalization
Schedule 4.4	Consents
Schedule 4.5	Financial Statements
Schedule 4.6	Undisclosed Liabilities
Schedule 4.7	Absence of Certain Changes or Events
Schedule 4.8(a)	Tax Filings
Schedule 4.8(b)	Tax Claims, Audits or Proceedings
Schedule 4.8(c)	Tax Withholding
Schedule 4.8(j)	Tax Elections
Schedule 4.9(a)	Employees
Schedule 4.9(c)	Labor Law Compliance; Severance Payments
Schedule 4.10(a)(i)	Employee Benefit Plans
Schedule 4.10(a)(ii)	ERISA Affiliate Plans
Schedule 4.10(c)	Employee Compensation/Benefits Changes
Schedule 4.10(h)	Outstanding Options
Schedule 4.11	FDA Requirements
Schedule 4.12(a)	Environmental Matters
Schedule 4.13	Permits
Schedule 4.14	Real Property
Schedule 4.15	Right(s) of Any Person(s) to Use Company Personal Property
Schedule 4.16	Intellectual Property
Schedule 4.17	Contracts
Schedule 4.18	Litigation
Schedule 4.19	Insurance
Schedule 4.21	Customers, Suppliers and Distributors
Schedule 4.22	Indebtedness
Schedule 4.24	Related Party Transactions
Schedule 4.25	Conflicts of Interest
Schedule 7.1(f)	Directors and Officer Resignations
Schedule 7.1(p)	Related Party Releases
Schedule 7.1(q)	Lender Releases

Exhibits

Exhibit A	Form of Seller Note
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Real Property Purchase Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Mortgage and Security Agreement
Exhibit F	Form of Stock Pledge
Exhibit G	Form of Lender Releases
Exhibit H	Form of Related Party Releases

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered as of the 6TH day of February, 2009, by and among Lifeway Foods, Inc., an Illinois corporation (“Buyer”), Ilya Mandel, an individual and Michael Edelson, an individual (each, a “Seller,” and collectively “Sellers”) and is supplemented by that certain Forbearance Agreement dated January 30, 2009 (the “Forbearance Agreement”) incorporated by reference herein.

RECITALS:

1.           Sellers own all of the issued and outstanding stock (as more particularly defined in Section 4.2, collectively the “Shares”) of Fresh Made, Inc., a Pennsylvania corporation (the “Company”).

2.           Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares of the Company in accordance with the terms and provisions of this Agreement.

In consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 11.

1.2 Accounting Terms. Accounting terms not otherwise defined in this Agreement shall have the meanings attributed to them under GATAP.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale. At the Closing, each Seller shall sell to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of the Shares owned by such Seller, as more specifically set forth on Schedule 4.2 (as to each Seller, respectively, the “Seller’s Respective Shares”).

2.2 Purchase Price. The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be an amount equal to:

(a)
$8,050,000.00; less an amount equal to any Selling Expenses that are in excess of the amount permitted to be paid by the Company pursuant to Section 8.15 hereof and are not paid by Sellers at Closing (“Unpaid Selling Expenses”); less the $100,000.00 Forbearance Payment made pursuant to the Forbearance Agreement; and less an amount equal to any Funded Debt that is outstanding immediately prior to the Closing (the “Outstanding Funded Debt”) (collectively, the “Base Purchase Price”);

(b)	plus the Seller Note, in the principal amount of $2,735,000.00, due on February 6, 2011;

(c)	plus $980,000.00 worth of the shares of Buyer (i.e., 128,948 shares), valued at $7.60 per share (the “Lifeway Shares”);

(d)
plus the cancellation by the Company of the Shareholder Loan, in the principal amount of $265,000.00, and execution by the Company and the Sellers of mutual releases with regard thereto, and for the related note(s), mortgage(s), lease agreement(s) and/or other document(s) evidencing same, providing security therefor and/or related thereto (together, the “Sellers’ Lease(s), Note(s) and Mortgage”); and

(e)
plus not more than $98,000, representing an amount equal to the amount of the funds, held in two accounts of the Company (the “Vist Accounts”) on deposit with Vist Financial Corp., and used as collateral for milk purchases, which amounts/accounts shall remain with the Company from and after the Closing.

Each of the foregoing items will be delivered to and shared among the individual Sellers in accordance with the proportionate numbers of Shares owned by each Seller as set forth in Schedule 4.2.

2.3 Excluded Assets. The following assets of the Company shall be excluded from the Transaction:

(a)	The Shareholder Autos, which will be transferred to Sellers at or prior to the Closing Date; and

(b)	Intentionally omitted.

2.4 Employee Payments. The Sellers shall be responsible for the payment of any change in control payments that are or may become due and owing by the Company as a result of the Transaction (including any payments payable at the election of the payee), including, without limitation, any change of control payments relating to the Transaction that may become due and owing as a result of terminations during periods before or after the Closing that are stipulated in any change of control, employment, severance or other similar arrangements that Company may have with its employees, directors, officers or affiliates.

2.5 Closing Payments. At the Closing, Buyer shall pay or cause to be paid, by wire transfers of immediately available funds:

(a)
an aggregate amount in cash equal to the Base Purchase Price less the amount of the Outstanding Funded Debt (if any) and the Unpaid Selling Expenses (if any) (the “Closing Payment”) to an account or accounts as designated in writing by Sellers (the “Sellers’ Account”);

(b)	all of the Unpaid Selling Expenses to the Persons entitled thereto in accordance with the certificate contemplated by Section 7.1(j);

(c)
all of the Outstanding Funded Debt to be repaid in full to the Persons entitled thereto pursuant to the payoff letters to be obtained by Sellers prior to the Closing in form and substance reasonably acceptable to Buyer and its lenders (the “Payoff Letters”), which Payoff Letters will state, among other things, that upon satisfaction of the terms and conditions contained in such Payoff Letters the Outstanding Funded Debt shall be paid in full and all Liens and guarantees relating to the Funded Debt shall be released without any further action on the part of such lender; and

(d)	an aggregate amount in cash equal to the amount of the funds held in the Vist Accounts, which amount shall not be more than $98,000, to the Sellers’ Account.

Buyer and Sellers acknowledge that, following the Closing Date, the Company shall be and remain solely liable to the Obligee for the Assumed Liabilities, which Buyer agrees to and shall cause the Company to fully pay to the Obligee and satisfy, in the Ordinary Course of Business of the Company, subject to any rights or defenses that the Company may have against the Obligee with respect to such Assumed Liabilities.  Effective as of and at all times following the Closing Date, the Sellers shall not have any responsibility for the payment of any of the Assumed Liabilities to the Obligee; provided, however, that nothing in this paragraph shall be deemed to limit Buyer’s rights against Sellers, or Sellers’ obligations to Buyer, under Article 9 of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
CONCERNING THE TRANSACTION

Each Seller jointly and severally represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct and will survive Closing for the time periods set forth in Section 9.1.

3.1 Authority and Capacity. Sellers have all requisite capacity, power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Sellers, and to consummate the Transaction.

3.2 Ownership of Shares. Each Seller is the beneficial and record owner and has good and marketable title to all of such Seller’s Respective Shares, free and clear of all Liens and does not own any other equity interest in the Company.  No Seller is a party to any outstanding subscription, option, call, warrant, purchase right or other contract that could require such Seller to sell, transfer or otherwise dispose of such Seller’s Respective Shares.  No Seller is a party to any voting trust, proxy or other contract with respect to the voting of such Seller’s Respective Shares.  At the Closing, Buyer will acquire from each Seller good and valid title to such Seller’s Respective Shares, free and clear of all Liens.

3.3 Execution and Delivery; Enforceability. This Agreement and the Related Agreements have been duly and validly executed and delivered by Sellers and constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, and are effective to transfer each Seller’s Respective Shares to Buyer.

3.4 Noncontravention. Neither the execution and delivery by Sellers of this Agreement or any Related Agreement, nor the consummation of the Transaction by Sellers on the terms and conditions provided for herein or therein, nor the compliance with or performance by Sellers of the terms and conditions hereof or thereof will, directly or indirectly: (a) be a violation or breach of, a default under or otherwise contravene or conflict with, result in a termination or acceleration of, create in any party the right to accelerate, amend, suspend, renegotiate, terminate, modify, cancel or require any notice under (i) any agreement or instrument to which any Seller is a party (including, without limitation, any trust agreement or instrument) or (ii) any Law applicable to any Seller or by which any Seller’s property is bound; (b) permit or result in the creation of imposition of any Lien upon any Seller’s assets; (c) require a filing with or a Permit from any Governmental Authority; (d) require the consent, approval, authorization, exemption or other action of any Governmental Authority or any other Person; or (e) cause Buyer to become subject to, or to become liable for the payment of any Tax or any other liability.

3.5 Litigation. There are no Actions pending or, to the knowledge of Sellers, threatened against or affecting any Seller or his assets in or before any court, arbitrator, mediator or other Governmental Authority.  No Seller has received notice of or is aware of the basis for any claim as to the foregoing.  No Seller is subject to any order, writ, judgment, injunction, decree, determination or award.

3.6 Financial Impairment. As of the date of this Agreement and as of the Closing, Sellers are not subject to any Financial Impairment.

3.7 Restricted Shares. Sellers (a) have been advised and understand that the Lifeway Shares have not been registered under the Securities Act; (b) acknowledge that the Lifeway Shares will be “restricted securities” within the meaning of such term under the Securities Act, will bear a restrictive legend and may be resold without registration under the Securities Act only in certain limited circumstances; and (c) represent that they are familiar with Rule 144 under the Securities Act as currently in effect, and are familiar with the resale restrictions imposed thereby and by the Securities Act, which include, without limitation, a holding period of at least six (6) months, the removal of the restrictive legend, and the provision of an opinion by the Buyer’s attorney consenting to the removal of the restrictive legend.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
CONCERNING THE COMPANY

Each Seller jointly and severally represents and warrants to Buyer that the following statements contained in this Article 4 are true and correct and will survive Closing for the time periods set forth in Section 9.1.

4.1 Incorporation, Good Standing, Governing Documents. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania.  The Company has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  The Company is duly qualified and/or licensed to do business solely in Pennsylvania and, to the knowledge of Sellers, the Company was and is not required to be qualified and/or licensed as a foreign entity in any other jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed.  Schedule 4.1 sets forth a true and complete list of (a) all jurisdictions in which the

Company is qualified or licensed to do business, (b) all directors and officers of the Company, (c) all bank, payroll and securities brokerage accounts of the Company and all authorized signers for each such account and (d) all powers of attorney granted by the Company to any third party that are currently in effect.  The Company has delivered or made available to Buyer a true, correct, complete and up-to-date copy of its organizational documents, each of which is in full force and effect, and the Company is not in violation of any provision thereof.  The Company has also delivered to Buyer true, correct, complete and up-to-date copies of its minute books and stock ledgers.

4.2 Capitalization. Sellers own 100% of the Shares.  Schedule 4.2 sets forth the Seller’s Respective Shares as to each Seller.  All of the Shares have been duly authorized and validly issued, are fully paid and are nonassessable, and were issued in compliance with all applicable federal and state securities Laws.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, sale or transfer of any shares of the Company.  There do not exist, nor are there outstanding, (a) any shares or (b) any rights or security granted or issued to any Person to cause the Company to issue, convert, register or sell any Shares to any Person (including any warrant, option, convertible debt obligation, or any other similar right, security, instrument, commitment or agreement).  There is no obligation, contingent or otherwise, of the Company to (a) repurchase, redeem or otherwise acquire any Shares or other equity interests or securities of the Company or (b) loan to, invest in, or provide any guarantee with respect to the obligations of any Person.  As of the Closing, the Company will not be obligated to pay any distribution or payment to any current or former holder of its shares, other than as expressly provided in this Agreement.  There are no preemptive rights or rights of first refusal with respect to the issuance of any of the Company’s shares.

4.3 Other Ventures; Subsidiaries. The Company does not own or control, directly or indirectly, any equity ownership interest in any other Person.  The Company is not a partner or member of any partnership, limited liability company or joint venture.  The Company does not have any obligation to purchase or acquire any such stock or other equity ownership interest.

4.4 Noncontravention. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or any Related Agreement, nor consummation of the Transaction upon the terms and conditions provided for herein or therein, nor the compliance with or performance in all material respects of the terms and provisions hereof will (a) be a violation or breach of, a default under, or otherwise contravene or conflict with the organizational documents of the Company, (b) contravene, conflict with or be a breach or violation of, constitute a default under, result in a loss of any benefit under, or give rise to a right of any party to accelerate, amend, suspend, renegotiate, modify, terminate, cancel or rescind any agreement or instrument to which the Company is a party, (c) be a violation of any Law applicable to the Company or the business, assets, properties or operations of the Company, (d) require a filing by the Company with or a Permit to be obtained by the Company from any Governmental Authority, (e) permit or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, (f) require the consent, approval, exemption or authorization or other action of any Governmental Authority or any other Person or (g) cause Buyer to become subject to, or to become liable for the payment of any Tax or any other liability; provided, however, that nothing in this Section 4.4 shall apply to the obligation to provide notice of the Transaction, to the FDA and any other federal, state or local agencies or departments, about which Buyer is fully familiar and experienced.

4.5 Financial Information.

(a)
Schedule 4.5 sets forth complete and up-to-date copies of the federal, Pennsylvania and City of Philadelphia Tax Returns (including balance sheets, income statements and related schedules attached thereto) of the Company as at and for the fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007 (the “Annual Tax Returns”). Schedule 4.5 also sets forth copies of interim financial statements (balance sheets, income statements and statements of cash flows) of the Company as at and for the 11-month period ended November 30, 2008 (the “Interim Financial Statements,” and together with the Tax Returns, the “Financial Statements”). The Financial Statements were prepared from the books of account of the Company on a tax accounting basis, present fairly the financial position of the Company on a tax accounting basis as of the dates indicated and the results of operations (and, with respect solely to the Interim Financial Statements, cash flows) on a tax accounting basis for the periods then ended, and were prepared in accordance with GATAP, consistently applied, subject to, in the case of the Interim Financial Statements, normal year end adjustments.

(b)
The Company’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects.  All accounts, books and ledgers related to the business of the Company are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The Company maintains internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GATAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accounting records for the Company’s assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.6 Absence of Undisclosed Liabilities. Except as set forth in the balance sheet of the Company as of November 30, 2008 and for current Liabilities, including without limitation accounts payable, not unusual in nature or amount, incurred in the Ordinary Course of Business since November 30, 2008, or as set forth on Schedule 4.6, the Company has no Liabilities of any nature.

4.7 Absence of Certain Changes or Events. Except as set forth on Schedule 4.7, since December 31, 2007, the Company has been operated only in the Ordinary Course of Business, and:

(a)
there has not occurred any event or circumstance regarding the Company that constitutes, or that, to the knowledge of Sellers, is reasonably likely to result in, a Material Adverse Change in the business, assets, Liabilities, financial condition, operating results, employees, customer, supplier or distributor relationships or prospects of the Company;

(b)
there has not been any change in the tax reporting or accounting policies, practices, methodologies or underlying assumptions of the Company; the Company has not settled or compromised any Tax liability or made any Tax election; and the Company has not changed its practices or policies of accruing any workers’ compensation claim;

(c)
the Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the Indebtedness of any other Person, nor canceled any debt or compromised or released any right or claim other than in connection with the performance of this Transaction, nor prepaid any Indebtedness for borrowed money;

(d)	the Company has not suffered any extraordinary loss, theft, damage, destruction or loss of or to any tangible asset, nor waived any rights of material value;

(e)
the Company has not made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the Ordinary Course of Business, or any increase of any benefit provided under any employee benefit plan or arrangement, and the Company has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f)
the Company has not made any distribution to its shareholders on or in respect of, and has not repurchased, redeemed, retired or otherwise acquired any equity interests of its shareholders or any options, warrants or other rights to purchase such equity interests or adjusted or reclassified its equity interests;

(g)
the Company has not sold, assigned, licensed, transferred or subjected to any Lien, except for Permitted Liens, or committed to sell, assign, license, transfer or subject to any Lien, except for Permitted Liens, any tangible or intangible assets other than in the Ordinary Course of Business;

(h)	the Company has not discharged or satisfied any material Lien or paid any material obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business;

(i)	the Company has not purchased or leased, or committed to purchase or lease, any asset;

(j)	the Company has not made or authorized any capital expenditure or commitment for any capital expenditure in excess of $5,000 for any individual item or $25,000 in the aggregate;

(k)	there has been no material change in existing credit terms with any customer, supplier or distributor of the Company;

(l)	the Company has not changed how it conducts its cash management practices (including the collection of receivables, payment of payables, maintenance of inventory controls and pricing practices);

(m)	the Company has not committed or agreed, whether in writing or otherwise, to do any of the foregoing; and

(n)
there has been no change to the Vist Accounts containing, in the aggregate,  $92,571.21 (as of January 15, 2009), all of the funds in the Vist Accounts belong to the Company, there has been no default by the Company that would cause any portions of the Vist Accounts to be taken by another party, and the entire amount in the Vist Accounts will be recoverable by the Company if it terminates its relationship with Vist Financial Corp., or by any milk suppliers for which amounts in the Vist Accounts were posted by the Company as security for purchases.

4.8 Taxes.

(a)
Except as set forth in Schedule 4.8(a), all Tax Returns required to be filed by the Company have been duly and timely filed and are true, accurate and complete.  The Company has paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)
Except as set forth in Schedule 4.8(b), there are no Tax claims, audits or proceedings pending or, to the knowledge of Sellers, threatened against the Company.  There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.

(c)
Except as set forth on Schedule 4.8(c), the Company has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(d)
The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.  The Company has not incurred any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)	The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(f)	The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(g)
No claim has ever been made to the Company or either or both of Sellers by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)	There are no Liens for Taxes upon any of the assets of the Company.

(i)
The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after December 31, 2008 as a result of any (i) change in method of accounting made by the Company prior to the Closing for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company or either or both of Sellers prior to the Closing Date.  There are no outstanding rulings of, or requests for rulings from, any Tax authority, addressed to the Company that are, or if issued would be, binding on the Company.

(j)
All material elections in effect as of the date hereof with respect to Taxes affecting the Company are set forth on Schedule 4.8(j).  The Company is not or will not be required to recognize positive adjustments to income because of a change in method of accounting made by the Company prior to the Closing pursuant to Section 481 of the Code.

(k)	There are no outstanding rulings of, or requests for rulings from, any tax authority addressed to the Company that are, or if issued, would be binding on the Company.

(l)
The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

4.9 Employees.

(a)
Schedule 4.9(a) contains a true, correct and complete list of (i) all employees presently employed or engaged by the Company (the “Employees”), (ii) a true and correct and complete list of all independent contractors and leased employees providing services to the Company (“Leased Employees”), and (iii) any bonus accrued by on behalf of or received by any Employees or Leased Employees on or after January 1, 2008, and their current remuneration.  Except as disclosed on Schedule 4.9(a), the Company has not received any notice of and has no knowledge of the intent to terminate employment from any person listed on Schedule 4.9(a), nor has the Company made any offer of employment to any Person or agreed to engage any Person as a Leased Employee, except in the Ordinary Course of Business.

(b)
The Company, within the last three years, has not experienced any organized slowdown, work interruption, strike, or work stoppage by the Employees.  Neither the Company nor an ERISA Affiliate is a party to or has any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay, employee benefits, or working conditions of any of the Employees or its former employees, nor is the Company or an ERISA Affiliate obligated under any contract, order or law to recognize or bargain with any labor organization or union on behalf of such Employees.  No labor union organizing activity has been conducted by the Employees in the past three years.  Neither the Company nor Sellers know of any pending or threatened union organizing efforts that might impose collective bargaining obligations on the Company.

(c)
Neither the Company nor any of its officers, directors, or employees has been charged or, to the knowledge of Sellers, threatened with the charge of any unfair labor practice within the last two years.  Except as described on Schedule 4.9(c) or Schedule 4.8(c), the Company has complied in all material respects with all applicable federal, state, local and foreign Laws concerning the employment relationship and with all agreements relating to the employment of the Employees, including applicable Laws relating to wage and hour, fair employment practices, occupational health and safety, worker compensation, unemployment, hiring and other employment practices, immigration, violation of public policies, equal employment entitlement, prohibited discrimination, or termination of employment and social security and other similar employment acts (collectively, the “Labor Laws”). There are no pending or, to the knowledge of Sellers, threatened labor claims against the Company.  The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply in all material respects with any of the matters set forth in this Section 4.9(c).  There is no outstanding policy, practice, plan, handbook, management guideline, agreement or arrangement with respect to severance payments with respect to any employee, officer, director, independent contractor or consultant of the Company.

(d)
The Company has never, during the Inquiry Period, been the subject of any inspection or investigation relating to its compliance with or violation of any of the Labor Laws, nor, during the Inquiry Period, has it received notice, been warned, fined or otherwise penalized by reason, of any failure to comply in all material respects with any of the Labor Laws, nor is any such proceeding pending or, to the knowledge of Sellers, threatened.

(e)
The Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.  None of the employees of the Company has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(f)
There are no employment contracts (whether or not in writing) with any Employees, and no provision of any employee handbook or policy manual can be construed as creating an employment contract.  All Employees can be terminated by the Company “at will.”  There are no contracts (whether or not in writing) or other obligations or commitments with respect to any Leased Employees.

(g)
Neither the Company nor Sellers know of any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under environmental or safety requirements.

4.10 Employee Benefit Plans.

(a)	Schedule 4.10(a)(i) contains a true and complete list of all Plans. Schedule 4.10(a)(ii) contains a true and complete list of all ERISA Affiliate Plans.

(b)	With respect to each Plan, and where applicable, with respect to each ERISA Affiliate Plan:

(i)
The Plan has been provided to Buyer for review, including correct and complete copies of: (A) all trust agreements or other funding arrangements for such Plan (including insurance contracts), and all amendments thereto, (B) with respect to any such Plan or any amendments thereto, all current determination letters and, if any, rulings, opinion letters, notes, correspondence to or from, or other information letters, or advisory opinions issued by the IRS, the United States Department of Labor, or the PBGC, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for the Plan with respect to the most recent three plan years, (D) the most recent summary plan descriptions and any modifications thereto, and (E) any documents relating to voluntary or involuntary correction under the IRS Employee Plan Compliance Resolution System.

(ii)
The Plan or the ERISA Affiliate Plan and the related trusts subject to ERISA comply in all material respects with and have been administered in compliance with the terms of such Plan or ERISA Affiliate Plan and, (A) the applicable provisions of ERISA, (B) all applicable provisions of the Code relating to qualification and Tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, (C) all applicable state or federal securities Laws, and (D) all other applicable Laws and collective bargaining agreements, and none of the Company or any ERISA Affiliate has received any notice from any governmental authority questioning or challenging such compliance.  No event has occurred which will give rise to disqualification of any such plan or Loss of intended Tax consequences under the Code or to any Tax under Section 511 of the Code.

(iii)
No oral or written representation or communication with respect to any aspect of the Plan or the ERISA Affiliate Plan has been made to Employees prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  None of the Company, or, to the knowledge of the Company or any administrator or fiduciary of the Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that, to the knowledge of Sellers, will subject Buyer, the Company to any Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA or the Code.

(iv)
No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified Person” (as defined in Code Section 4975) of any Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975 or ERISA Section 406).

(v)
There are (A) no pending investigations by any governmental authority involving the Plan or the ERISA Affiliate Plan, (B) no termination proceedings involving the Plan or the ERISA Affiliate Plan, (C) no threatened (to the knowledge of Sellers) or pending claims (except for claims for benefits payable in the normal operation of the Plan or the ERISA Affiliate Plan), suits or proceedings against the Plan or the ERISA Affiliate Plan or asserting any rights or claims to benefits under the Plan or the ERISA Affiliate Plan which, to the knowledge of Sellers, will give rise to any material Liability, and (D) no facts which, to the knowledge of Sellers, will give rise to any material liability in the event of such investigation, claim, suit or proceeding.

(vi)
All contributions to, and payments from, the Plan or the ERISA Affiliate Plan which may have been required to be made in accordance with the Plan or the ERISA Affiliate Plan or any collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

(c)
Except as set forth on Schedule 4.10(c), neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the Transaction will (i) entitle any Employee, Leased Employee or former Employee or director of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or the Shares, (ii) increase or enhance any benefits payable under any Plan or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Employee, Leased Employee or former Employee or director.

(d)
Each ERISA Affiliate and the Company have complied with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 (“COBRA”) and the requirements of the Health Insurance Portability and Accountability Act, as amended (“HIPAA”).  Neither the Plan or the ERISA Affiliate Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  None of the Company or any ERISA Affiliate sponsors contributes to or has any obligations or any Liability with respect to, including, but not limited to, an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or an Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(e)
No Plan promises or provides medical, health, dental, vision, life insurance, disability or other welfare benefits or insured benefits to any person that is not an Employee, or the qualified dependent of such person, following the termination of the employment of such Employee with the Company, except where the cost of such benefit is borne entirely by the former Employee (or his or her dependents) and is specifically required under COBRA.

(f)
With respect to any Plan that is an employee welfare benefit Plan, whether or not subject to ERISA, no such Plan is unfunded, funded through a “welfare benefit fund” (as defined in Code Section 419(e)) or self-insured, and all such Plans may be amended, modified, or terminated at any time by the Company without liability.

(g)	No Employee will incur an excise tax or other penalty or tax under Code Sections 4999 or 409A as a result of, or related to, the Transaction.

(h)
Except as otherwise listed on Schedule 4.10(h), there are no outstanding, whether vested or not vested, (i) options to purchase equity of the Company, or (ii) other forms of equity or equity-type participation relating to the Company.

4.11 Compliance with the Federal Food and Drug Administration Requirements. Except as set forth in Schedule 4.11:

(a)
The Company is and at all times during the Inquiry Period has been in compliance, in all material respects, with all applicable Laws relating to the manufacture, storage, transportation, sale, handling, distribution and labeling of the Company’s products.

(b)
Without limiting the generality of the immediately preceding statement, (i) the Company has not, at any time during the Inquiry Period, sold or distributed any products which are or were contaminated, adulterated or misbranded or which are or have been subject to any recall (whether ordered by the FDA or otherwise); (ii) all labels for all products manufactured, sold or distributed by the Company are and at all times during the Inquiry Period have been correct in all material respects and comply in all material respects with all requirements of all applicable Laws; (iii) all of the Company’s operations are in compliance, in all material respects, with all applicable Laws (including those issued by the FDA and/or any applicable state or local governmental agencies (including all aspects of the Company’s production, storage, transportation and record-keeping operations);  (iv) the Company has in place appropriate policies and procedures to ensure compliance, in all material respects, with all applicable Laws (including those of the FDA and/or any applicable state and local governmental agencies; (v) the Company does not currently and has at no time during the Inquiry Period produced any products which contain any ingredients or additives which were not at the time of manufacture and sale approved as food ingredients or additives by the FDA; and (vi) all promotional and advertising materials used or produced by the Company currently or during the Inquiry Period comply, in all material respects, with all requirements or all applicable Laws (including those of the FDA and all applicable state and local governmental agencies).

(c)	The Company has established compliance programs and procedures reasonably designed to assure compliance, in all material respects, with all applicable Laws.

(d)
As of December 1, 2008, the Company has ceased and desisted from the practice of disposing items of universal waste (namely, waste fluorescent light bulbs) in the general trash and the Company’s current practice is to dispose of such materials in accordance with applicable Law.

4.12 Environmental Matters. Subject to the provisions of Section 4.12(c) below:

(a)
There has been no generation, use, handling, treatment, storage or disposal by the Company or, to the knowledge of Sellers, any other party, of any hazardous material at, on, under or from or transported to or from any of the Leased Real Property or any other real property now or formerly owned or operated by the Company, or in connection with the operations of the Company.  To the knowledge of Sellers, there has been no release, or threatened release, of any hazardous material at, on, under, from, or affecting, any of the Leased Real Property.  To the knowledge of the Sellers, there has been no release, or threatened release, of any hazardous material at, on, under, from, or affecting any other real property now or formerly owned or operated by the Company.  There has been no disposal of any hazardous materials by the Company or, to the knowledge of Sellers, any other party, at, on or under any of the Leased Real Property in violation of Environmental Laws or which requires investigation, remediation or other response action by the Company under Environmental Laws.  There has been no disposal by the Company of any hazardous materials in connection with the operations of the Company in violation of Environmental Laws or which requires investigation, remediation or other response action by the Company under Environmental Laws.  The Company has not been named in any Action, nor, to the knowledge of Sellers, has any Action been threatened concerning, nor any demand or request for information from any third party been received by Sellers with respect to, the presence, a release or threatened release of any hazardous material.  To the knowledge of Sellers and except as set forth in Schedule 4.12(a), there are no underground storage tanks or related piping located on, under or at any of the Leased Real Property.  To the knowledge of the Sellers, there are no underground storage tanks or related piping located on, under or at any other real property formerly owned or operated by the Company.  The Company has not removed any such tank or piping from the Leased Real Property, any other real property now or formerly owned or operated by the Company.  Except as set forth in Schedule 4.12(a), the Company is and has been in compliance with all applicable Environmental Laws and possesses all environmental Permits which are required with respect to the operation of its business, and there are no Actions pending or, to the knowledge of Sellers, threatened that seek the revocation, cancellation, suspension or any modification of any such environmental Permits.  No hazardous materials managed by the Company have come to be located in any site which is listed or proposed for listing under CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System list, as established under CERCLA, or in any similar state list, or which, to the knowledge of Sellers, is the subject of foreign, federal, state or local enforcement actions or other investigations which may lead to claims against the Company for response actions, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.  To the knowledge of the Sellers, there have neither been any non-routine environmental inspections, investigations, studies, audits, tests, reviews or other analyses documented in relation to any Leased Real Property, or any property formerly owned, operated or leased by the Company or, with respect to the business of the Company, nor are there any in the possession or control of the Company.  The Company has neither been named in any Action, nor, to the knowledge of Sellers, has any Action been threatened concerning, nor has any demand been received by the Company from any third party, notifying the Company of any obligation, contractual or otherwise, (i) to perform any environmental investigation or remediation for any third party, or (ii) to defend indemnify, or hold harmless any third party from or against any claims or losses arising from either a release of any hazardous materials or a violation of any Environmental Law.

(b)
The Company has provided to Buyer all environmental site assessment reports, compliance or other soil, air and/or groundwater analyses (including asbestos surveys and operation and maintenance plans) documented in relation to any Leased Real Property or any other real property owned, operated or leased by the Company or, with respect to the business of the Company, which are in possession or control of the Company.

(c)
Anything contained in this Section 4.12 to the contrary notwithstanding, the indemnification of the Buyer Indemnified Parties with respect to the representations and warranties set forth in this Section 4.12 shall be subject to the limitations and conditions set forth in Section 9.4(f) below.

4.13 Compliance with Laws; Permits.

(a)
Except as set forth in Schedule 4.13, the Company has been and is in compliance in all material respects with all Laws applicable to it and its business, assets, properties and operations.  The Company owns or possesses all right, title and interest in and to all Permits that are necessary to own and operate its business, properties and assets, as intended by Buyer.  Schedule 4.13 sets forth an accurate list of each of the Company’s Permits.  Except as set forth in Schedule 4.13, the Company has not received notice from any Person alleging any noncompliance with any Law or Permit.  None of the Permits of the Company will, to the knowledge of Sellers, lapse, terminate or expire as a result of the consummation of the Transaction.  All such Permits have been legally obtained, renewed and maintained by the Company and are valid and in full force and effect.

(b)
No proceeding is pending or, to the knowledge of Sellers, threatened to revoke or limit any of the Permits or otherwise impose any conditions or obligations on the possession or transfer of any of them; and there is no state of facts or event which, to the knowledge of Sellers, could reasonably be expected to form the basis for any revocation or limitation of the Permits or other imposition of conditions or obligations on the possession or transfer of any of them.

4.14 Real Property. The Company does not own any interest in any real property.  The Company currently leases the real property described on Schedule 4.14 (the “Leased Real Property”) pursuant to the leases described on Schedule 4.14 (the “Leases”).  Sellers have delivered current, accurate and complete copies of the Leases and any amendments, modifications or renewals thereof and any correspondence affecting the terms thereof to Buyer.  The Leases are valid and in full force and effect and all rents, tax payments, insurance, common area or operating expenses and other charges payable to the landlord(s) under the Leases have been paid prior to the due date thereof and the Company has performed all obligations required to be performed by the tenant(s) under the Leases.  Except as set forth in Schedule 4.14, no default, breach, termination or modification of any Lease has occurred (whether or not the same is continuing) nor has any event known to Sellers occurred pursuant to which, with the passage or time or the giving of notice, or both, will result in a default, breach or termination of the Leases or any of them.  The Company holds a valid, binding and existing leasehold interest under the Leases, free and clear of all Liens, except Permitted Liens.  The Company enjoys peaceful and undisturbed possession of the Leased Real Property under the Leases.  Except as described on Schedule 4.14, there are no leases, subleases, licenses or other agreements for the use or occupancy of any portion of the Leased Real Property by any Person other than the Company.  None of Sellers or the Company has received notice of any pending or proposed condemnation or eminent domain proceedings affecting the Leased Real Property.

4.15 Title, Condition and Sufficiency of Assets. The Company owns and has good and marketable title, free and clear of all Liens other than Permitted Liens, in and to all of the tangible and intangible property and assets reflected on the Financial Statements.  All of the tangible personal property of the Company is in acceptable operating condition and repair, except for ordinary wear and tear in the Ordinary Course of Business of the Company.  All inventories of raw materials, finished goods and works in process will, on the Closing Date, be usable and saleable by the Company in the Ordinary Course of Business. The Company owns or leases under valid leases all of the real property, buildings, improvements, equipment and other tangible and intangible personal property necessary for the conduct and operation of the Company as presently operated by the Company.  All of the tangible personal property of the Company is located at the Leased Real Property.  Except as described on Schedule 4.15, no Person other than the Company owns or utilizes any personal property of the Company.

4.16 Intellectual Property.

(a)	Schedule 4.16 sets forth a complete and correct list of all Company Intellectual Property.

(b)
The Company owns and possesses all, right, title and interest in and to, or has valid and enforceable rights or licenses to use the Company Intellectual Property owned or used by it as currently being used.

(c)
The Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto.

(d)	The Company Intellectual Property owned or used by the Company is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(e)
The Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third person.  The Company has not received any written notice regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third person).

(f)
The Company does not have notice that a third person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.  The Company has not brought or threatened any such claims against any third person.

(g)
(i) all licenses listed on the Schedule 4.16 are in full force and effect and enforceable by the Company in accordance with their respective terms, (ii) the Company has performed all material obligations required to be performed by it pursuant to the licenses and agreements listed on Schedule 4.16 and (iii) there is no existing or, to the knowledge of Sellers, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.16 by any other party thereto.

4.17 Contracts. Schedule 4.14 and Schedule 4.17 list all written or oral agreements to which the Company is a party and which are currently in effect.  Sellers have delivered to Buyer correct, complete and up-to-date copies of each written contract required to be or otherwise identified on Schedule 4.17 (collectively, the “Contracts”).  All of the Contracts are in full force and effect and are enforceable in accordance with their respective terms.  The Company has performed all of its obligations required to be performed pursuant to the Contracts in all material respects.  There is no existing or, to the knowledge of Sellers, threatened default under or violation or breach of any of the Contracts by the Company, or any other party thereto, nor any event or circumstance known to Sellers which, with the passage of time or the giving of notice, or both, will result in a breach, default or violation of any Contract.

4.18 Litigation. Except as described on Schedule 4.18, there are no Actions pending or, to the knowledge of Sellers, threatened against the Company or its properties or assets, which involve the Company, any of its assets or any shareholders, officers, directors or employees (in their capacity as such), or which in any manner challenge or seek the rescission of, or seek to prevent, enjoin, alter or materially delay the consummation of, or otherwise relate to, this Agreement, the Related Agreements or the Transaction, or which may result in any change in the current equity ownership of the Company, nor is there any basis for any of the foregoing.  The Company is not subject to any order, writ, judgment, injunction, decree, determination or award.  Schedule 4.18 sets forth a list of all Actions to which the Company has been a party during the Inquiry Period and the Company has made available to Buyer true and correct copies of all files and documents relating to such Actions.

4.19 Insurance. Schedule 4.19 contains an accurate and complete list of all current insurance policies or binders of insurance and fidelity or surety bonds applicable to, owned by or maintained for the benefit of, the Company and indicates for each such insurance policy any pending claims thereunder.  Such list specifies with respect to each such policy the policy number, insurer, policy limits and deductibles and renewal date.  All such policies and binders are valid, binding, enforceable and are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of denial of coverage, cancellation or termination has been received by Sellers with respect to such policies and binders, and there is no existing material default, or event known to Sellers which with the giving of notice or lapse of time or both, will constitute a material default, by any insured thereunder.  The applicable limits under such policies or binders have not been partially or totally exhausted.  None of the Company, any Seller, or any other Person has received (i) any notice of reservation of rights with respect to any pending or, to the knowledge of Sellers, threatened claims against any such policy or binder, (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.  The Company has not refused any insurance nor has coverage been limited.  All litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer.  There have been no gaps in coverage on any pre-Closing insurance policies.  No rights of the Company under current and historical policies will be affected by change of ownership.

4.20 Accounts Receivable. The accounts receivable reflected on the books and records of the Company represent valid obligations arising from sales actually made in the Ordinary Course of Business.  The Company has not received notice of any contest, claim or right of setoff with respect to its accounts receivable.  All accounts receivable reflected on the Financial Statements, as well as those accounts receivable arising after the date of the most recent Interim Financial Statements and reflected on the books and records of the Company as of the Closing Date, will be collected in full without any set-off within 120 days of the Closing Date (subject, in the aggregate, to the amount of any reserve for doubtful accounts set forth in the Interim Financial Statements).  Since December 31, 2007, there have not been any write-offs, as uncollectible, of any customer accounts receivable of the Company except as reflected in the Interim Financial Statements.

4.21 Customers and Suppliers. Schedule 4.21 sets forth a list of the top 20 customers during the 2008 fiscal year of the Company (“Material Customers”), a list of the top 10 suppliers during the 2008 fiscal year of the Company (“Material Suppliers”) and a list of the top 20 distributors during the 2008 fiscal year of the Company (“Material Distributors”).  No Material Customer, Material Supplier or Material Distributor has notified the Company or any Seller that (a) it is modifying or terminating its relationship, agreements or arrangements with the Company, or (b) indicates its intention to do so.  To the knowledge of Sellers, no Material Customer, Material Supplier or Material Distributor intends to terminate its relationship with the Company as a result of the Transaction.  Except as set forth on Schedule 4.21, the Company has not heretofore been required to provide any bonding or any other financial security arrangements in connection with any transaction with any Material Customer, Material Supplier or Material Distributor.

4.22 Indebtedness. Schedule 4.22 sets forth a true and complete list of all Indebtedness of the Company which is outstanding on the date hereof, including the amount of principal and unpaid interest outstanding under each instrument evidencing such Indebtedness as of the date hereof and a description of the collateral and any guaranty securing such Indebtedness.  There are no prepayment penalties or other fees associated with the repayment of such Indebtedness.

4.23 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Sellers or the Company, and no Person with which Sellers or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the Leased Real Property or the Transaction.

4.24 Related Party and Certain Third Party Transactions. Except as set forth on Schedule 4.24, no shareholder, officer or director of the Company or any of such parties’ respective Affiliates (each a “Related Party”) owes any amount to the Company nor does the Company owe any amount to any Related Party, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party, other than for (a) the payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to its employees (each, a “Related Party Transaction”).  None of the Company’s jobbers, independent contractors, consultants or employees owes any amount to the Company, nor does the Company owe any amount to any of the Company’s jobbers, independent contractors, consultants or employees, that is not reflected in the Financial Statements, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any of the Company’s jobbers, independent contractors, consultants or employees, other than for (a) the payment of salary or other compensation for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) with respect to the Company’s employees, for other standard employee benefits made generally available to its employees.

4.25 Conflicts of Interest. Except as set forth on Schedule 4.25, no Related Party possesses any direct or indirect financial interest in, or is a shareholder, director, officer or employee of, any Person which is a supplier, distributor, customer, lessor, lessee, licensee or competitor of the

Company.  No Related Party has any rights or interests, whether as an owner, lessor, licensor, licensee or otherwise, in or to any tangible or intangible assets, properties or rights that are owned by, licensed or leased to, or used by the Company.

4.26 Absence of Certain Payments. None of the Company or any of its officers, directors, employees, representatives or their Affiliates acting on behalf of the Company has, directly or indirectly, in connection with, or otherwise relating to, the operation of the business of the Company or the business of any of their Affiliates:

(a)
made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any Person in violation of any applicable Laws;

(b)
used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other Persons; or

(c)	accepted or received any unlawful contributions, payments, gifts or expenditures.

4.27 Financial Impairment. As of the date of this Agreement and as of the Closing, the Company is not subject to any Financial Impairment.

4.28 Disclosure. The representations and warranties of Sellers included in this Agreement do not contain any untrue statement of material fact or omit to state any material fact known to Sellers necessary in order to make the statements contained herein, in the light of the circumstances in which they are being made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the following statements contained in this Article 5 are true and correct.

5.1 Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Buyer, and to consummate the Transaction.

5.2 Execution and Delivery; Enforceability. This Agreement has been, and each Related Agreement to be executed and delivered by Buyer will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

5.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any Related Agreement, nor the consummation of the Transaction by Buyer on the terms and conditions provided for herein and therein, nor compliance and performance by Buyer with the terms hereof and thereof will (a) be a violation or breach of, a default under or otherwise contravene or conflict with (i) Buyer’s organizational documents, (ii) any agreement or instrument to which Buyer is a party, or (iii) any Law applicable to Buyer, or (b) require a filing with or Permit from any Governmental Authority.

5.4 Brokerage. No Person is or will become entitled, by reason of any agreement entered into by or on behalf of Buyer, to receive any commission or other similar compensation in connection with the consummation of the Transaction.

5.5 Financial Impairment. As of the date of this Agreement and as of the Closing Date, Buyer is not subject to any Financial Impairment.

5.6  Certain Environmental Representations and Warranties of Buyer.  As of the date of this Agreement, Buyer also makes the covenants, representations and warranties as set forth in Section 9.4(f) (7) below.

ARTICLE 6
THE CLOSING

The consummation of the Transaction (the “Closing”) will take place on such date as the parties agree, but no later than February 9, 2009.  The Closing shall take place at 10:00 a.m., DST, at the offices of counsel to the Company as described in Section 12.1(b) below, or at such other time and place as to which Buyer and Sellers may agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The transfers and deliveries described in Article 7 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 7 shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the close of the Company’s business on the Closing Date.  The Closing and the closing of the transactions contemplated by the Real Property Purchase Agreement shall take place simultaneously.

ARTICLE 7
CLOSING CONDITIONS AND DELIVERIES

7.1 Buyer’s Closing Conditions and Sellers’ Deliveries.

The obligation of Buyer to consummate the Closing of the Transaction is subject to the satisfaction (or waiver to the extent permitted by applicable Law) of the following conditions and Buyer’s receipt of the following deliveries, at or before the Closing:

(a)	No Material Adverse Change has occurred since the date of this Agreement;

(b)
No Action is pending or has, in writing, been threatened before any court, agency or other Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto is in effect;

(c)
(i) The representations and warranties of Sellers contained in Article 3 and Article 4, are in all material respects, true and correct at and as of the Closing as though then made, (ii) each Seller has performed or caused to have been performed all of the covenants and agreements required by this Agreement to be performed by each Seller prior to or as of the Closing, and (iii) Sellers have provided a certificate to Buyer certifying that the conditions set forth in clauses (i) and (ii) have been satisfied;

(d)
A Secretary Certificate, certifying the Articles of Incorporation (also certified by the Secretary of the Commonwealth of Pennsylvania), the Bylaws, the resolutions duly adopted by the Board of Directors of the Company and the shareholders of the Company authorizing and approving the Transaction;

(e)
An assignment of the Shares in form and substance reasonably satisfactory to Buyer, sufficient to transfer good and marketable title to the Shares, free and clear of all Liens, executed by each Seller along with certificates for all of the Shares;

(f)	The written resignation, effective as of the Closing, of each director and officer of the Company listed on Schedule 7.1(f);

(g)	The Payoff Letters and/or the UCC-3 Termination Statements;

(h)	The consents listed on Schedule 4.4;

(i)
A certificate of good standing with respect to the Company as of the most recent practicable date from the Secretary of State of the State of Pennsylvania and the Secretary of State of each jurisdiction in which the Company is licensed to do business;

(j)	A certificate of an officer of the Company setting forth in sufficient detail any Unpaid Selling Expenses;

(k)	A Consulting Agreement executed by each of Ilya Mandel and Michael Edelson;

(l)
The Real Property Purchase Agreement shall have been executed and delivered by Sellers and all actions necessary to consummate the transactions contemplated thereby shall have occurred and the closing of the transactions contemplated thereby shall occur simultaneously with the Closing;

(m)
The completion, to Buyer’s satisfaction (or waiver to the extent permitted by applicable Law), of the Due Diligence Investigation solely (in accordance with Section 8 of the Forbearance Agreement) with respect to those additional disclosure documents referenced in the last sentence of Section 7 of the Forbearance Agreement;

(n)	Any and all other consents and approvals of any Person or Governmental Authority, lender, lessor, third-party, or other party required in connection with the consummation of the Transaction;

(o)	Opinion of counsel for Sellers in form and substance reasonably satisfactory to Buyer and such counsel;

(p)	Related Party Releases executed by the Related Parties set forth on Schedule 7.1(p);

(q)	Lender Releases executed by the Persons set forth on Schedule 7.1(q);

(r)	Appropriate documents, reasonably satisfactory in form and substance to Buyer and Sellers, effecting cancellation by the Company of the Shareholder Loan;

(s)	The original corporate record books for the Company;

(t)
The titles to the automobiles listed on Schedule 4.15, which have been retitled in the name of the Company (it being understood, pursuant to the Forbearance Agreement, that the Company, and not Sellers, is solely obligated for the payment of any Pennsylvania Sales and Use Taxes, filing fees and other related costs and expenses to be paid in connection therewith); and

(u)	Each other document required to be delivered to Buyer pursuant to this Agreement.

Any document to be delivered to Buyer pursuant to this Section 7.1, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Buyer and Sellers.

7.2 Sellers’ Closing Conditions and Buyer’s Deliveries. The obligation of Sellers to consummate the Closing of the Transaction is subject to the satisfaction (or waiver to the extent permitted by applicable Law) of the following conditions and Sellers’ receipt of the following deliveries, at or before the Closing:

(a)
No Action is pending or has, in writing, been threatened before any court, agency or other Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto is in effect;

(b)
(i) The representations and warranties of Buyer contained in Article 5, are in all material respects, true and correct at and as of the Closing as though then made, (ii) Buyer has performed or caused to have been performed all of the material covenants and agreements required by this Agreement to be performed by Buyer prior to or as of the Closing, and (iii) Buyer has provided a certificate to Seller certifying that the conditions set forth in clauses (i) and (ii) have been satisfied;

(c)	The Closing Payment in accordance with Section 2.5;

(d)
Proof that Buyer has requested the transfer agent to issue the certificates representing the Lifeway Shares, which shares shall be provided to Sellers within two (2) weeks from the date of this Agreement;

(e)	The Seller Note executed by Buyer and the Company;

(f)	The Security Agreement executed by Buyer;

(g)	The Mortgage executed by the Company;

(h)	The Stock Pledge executed by Buyer;

(i)	A form of the Letter of Credit;

(j)	A Consulting Agreement for each of Michael Edelson and Ilya Mandel has been executed by Buyer;

(k)
The Real Property Purchase Agreement shall have been executed and delivered by Buyer and all actions necessary to consummate the transactions contemplated thereby shall have occurred and the closing of the transactions contemplated thereby shall occur simultaneously with the Closing;

(l)	Title to the Shareholder Autos; and

(m)	Each other document required to be delivered to Sellers pursuant to this Agreement.

Any document to be delivered to Sellers pursuant to this Section 7.2, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Sellers.

ARTICLE 8
ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Conduct of Business. From the date of this Agreement until the Closing, except as otherwise expressly provided for in this Agreement or except to the extent Buyer otherwise consents, Sellers shall cause the Company (including without limitation the Leased Real Property) to be operated in the Ordinary Course of Business and shall cause the Company to use reasonable commercial efforts to (a) maintain its assets and properties in reasonable operating condition; (b) maintain its books, accounts and records in accordance with past custom and practice, including as set forth on Schedule 4.4; (c) preserve intact without material modification its business organization and its relationships and goodwill with Persons doing business with the Company; (d) have in effect and maintain at all times all insurance of all kinds, in the amounts and with the insurers of the Company presently in effect and (e) except as set forth in Schedule 4.11 hereof, comply in all material respects with all Laws applicable to the assets, properties and business of the Company.  Without limiting the generality of the foregoing, prior to the Closing, Sellers shall use its reasonable commercial efforts to prevent the Company from: (i) taking or omitting to take any action that Sellers believe is reasonably likely to result in a breach of any of the representations, warranties or covenants made by Sellers in this Agreement; or (ii) otherwise engaging in any practice, taking any action, or entering into any transaction or arrangement of the sort described in Section 4.7.  Further, and also without limiting the generality of the foregoing, through the Closing, Sellers (A) shall cause the Company to continue to pay its employees and suppliers in the Ordinary Course of Business, consistent with past practice, (B) shall cause the Company to continue to maintain adequate levels of inventory of raw materials, work in process and finished goods, consistent with past practice, (C)

shall cause the Company to maintain (subject to the provisions of Section 8.15) adequate levels of cash and other current assets in a manner consistent with past practice, and (D) shall cause the Company to not incur any Indebtedness other than in the Ordinary Course of Business, consistent with past practice.  During the period between the date hereof and prior to the Closing Date, Sellers shall cause the Company to refrain from making any distribution of dividends, profits, cash or other assets of the Company to its shareholders or to any other Persons; provided, however, that nothing herein shall apply to the Excluded Assets.

8.2 No Material Change. No action shall be taken or failed to be taken by any Seller which will create any adverse change in the organization, capitalization, condition (financial or otherwise), assets, property or prospects of the Company, or the results of operations of the business of the Company as it is currently conducted, the effect of which is materially adverse to the value of the business, organization, capitalization, condition (financial or otherwise), assets, property or prospects of the Company, in each case taken as a whole (a “Material Adverse Change”).

8.3 Access. From the date of this Agreement until the Closing, Sellers shall cause the Company to provide to Buyer and its representatives, upon their reasonable request, scheduled, limited and accompanied access (to the extent practicable, solely after normal business hours) to the management personnel, and the facilities, machinery and equipment, and books and records of the Company, in order for Buyer and its representatives to conduct their Due Diligence Investigation. As part of the Due Diligence Investigation, Buyer and Sellers agree that at no time shall Sellers be obligated to provide Buyer with an opportunity to contact any of the Company’s non-management personnel, customers, jobbers, distributors and/or suppliers prior to the completion of the Closing.

8.4 Cooperation to Satisfy Closing Conditions. Subject to the terms and conditions of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will use its reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the Transaction.  The parties shall cooperate with each so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 6.

8.5 Publicity. No disclosures or announcements relating to this Agreement and/or the Transaction shall be made by Buyer or Sellers, unless (i) either party determines, in its reasonable discretion, that such disclosure or announcement is required by Law or by any Governmental Authority, and, in any such case, only after at least five (5) days prior notice has been given to the other party; or (ii) at any other time, upon mutual agreement of the parties.

8.6 Expenses. Except as otherwise set forth in this Agreement, in general, and specifically in Section 8.15:

(a)	Buyer shall pay all fees and expenses incident to the Transaction and incurred by Buyer or its representatives; and

(b)
Sellers shall pay all fees and expenses incident to the Transaction and incurred by the Company, any Seller and/or their respective representatives in connection therewith (including any Taxes imposed upon Sellers by reason of the Transaction).

8.7 No Assignments. No assignment of any part of this Agreement or any right or obligation hereunder may be made by Sellers or any individual Seller without the prior written consent of Buyer, and any attempted assignment without such consent of Buyer shall be void and of no force or effect.  Buyer may, at or subsequent to the Closing, assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer or any of its financing sources; provided, however, that (i) nothing herein shall limit or otherwise affect, in any manner whatsoever, the continuing financial obligation of Buyer to Sellers hereunder as obligor and/or as surety, and (ii) Buyer may neither assign nor delegate any of its duties or obligations under the Seller Note, the Mortgage and/or with respect to the Lifeway Shares.

8.8 Tax Matters. The following provisions of this Section shall govern the allocation between Buyer, the Company and Sellers of responsibility for certain Tax matters prior to and following the Closing Date.  In the event of any conflict between the provisions of this Section and any other provision of this Agreement, the provisions of this Section shall control.

8.8.1. Allocation.

(a)
Following the Closing, the Company shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Tax periods ending on or before December 31, 2008 (the “Pre-Closing Periods”) that are due to be filed after the Closing Date (it being understood and agreed that the Company (and/or the Buyer), and not the Sellers, shall be responsible for the filing of all Tax Returns; and for, and for the payment of, any and all Taxes, for all Tax periods commencing after December 31, 2008).  Such Tax Returns for Pre-Closing Periods shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices, except to the extent required by applicable law.  Such Tax Returns for Pre-Closing Periods (including any related workpapers or other information reasonably requested by Buyer), shall be provided to Sellers for review not later than 45 take days before the due date for filing such Tax Returns (including extensions).  If Sellers do not provide Buyer with a written description of the items in the Tax Returns that Sellers intend to dispute within 15 days following the delivery to Sellers of such documents, Sellers shall be deemed to have accepted and agreed to such documents in the form provided.  Buyer and Sellers agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within 10 days following the delivery of written notice by Sellers of such dispute, Sellers and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least 5 business days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  If the Independent Accountants are unable to make a determination with respect to any disputed issue within 5 business days before the due date (including extensions) for the filing of the Tax Return in question, then Buyer may require that the Company file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of

Sellers; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 8.8.  Notwithstanding the filing of such Tax Return for Pre-Closing Periods, the Independent Accountants shall make a determination with respect to any disputed issue submitted to the Independent Accountants hereunder, and the amount of Taxes, if any, for any Pre-Closing Periods, that are to be allocated to Sellers pursuant to this Section 8.8, shall be determined utilizing the determination of the Independent Accountants.  The determination of the Independent Accountants shall be binding on all parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute.  The Company shall pay the fees and expenses of the Independent Accountants.

(b)
Buyer and the Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Tax periods that begin before and end after December 31, 2008, and for all Tax periods that begin after December 31, 2008 and for all Tax periods that end after the Closing Date, and that were not required, under applicable law, to be filed prior to the Closing Date (including for the 2008 calendar year end).  Such Tax Returns shall be prepared by, and at the expense of, the Company, and, to the extent they relate to any Pre-Closing Periods, in a manner consistent with the Company’s past practices, except to the extent required by applicable law.  Such Tax Returns for Pre-Closing Periods (including any related workpapers or other information reasonably requested by Sellers), together with a Tax Statement with respect to any such Tax Return, shall be provided to Sellers for their review not later than 45 days before the due date for filing such Tax Returns for Pre-Closing Periods (including extensions).  If Sellers do not provide Buyer with a written description of the items in the Tax Returns for Pre-Closing Periods or the Tax Statement that Sellers intend to dispute within 15 days following the delivery to Sellers of such documents, Sellers shall be deemed to have accepted and agreed to such documents in the form provided.  Buyer and Sellers agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns for Pre-Closing Periods or the Tax Statement to permit the filing of such Tax Returns for Pre-Closing Periods as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within 10 days following the delivery of written notice by Sellers of such dispute, Sellers and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least 5 business days before the due date of such Tax Return for Pre-Closing Periods, in order that such Tax Return for Pre-Closing Periods may be timely filed.  If the Independent Accountants are unable to make a determination with respect to any disputed issue within 5 business days before the due date (including extensions) for the filing of the Tax Return for Pre-Closing Periods in question, then Buyer and the Company may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Sellers; provided, however, that any such Tax Return for Pre-

Closing Periods shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 8.8.  Notwithstanding the filing of such Tax Return for Pre-Closing Periods, the Independent Accountants shall make a determination with respect to any disputed issue submitted to the Independent Accountants hereunder, and the amount of Taxes that are allocated to Sellers pursuant to this Section 8.8 shall be determined utilizing the determination of the Independent Accountants.  The determination of the Independent Accountants shall be binding on all parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute.  The Company shall pay the fees and expenses of the Independent Accountants.

(c)
Sellers shall have no obligation to reimburse Buyer and/or the Company under this Section 8.8 (subject, in any event, to Section 8.15 below) for any Taxes of the Company with respect to any Pre-Closing Period (“Pre-Closing Taxes”) to the extent that the Financial Statements referred to in Section 4.5 above include a provision for the amount of the Company’s Pre-Closing Taxes (determined in accordance with GATAP and in accordance with Section 4.8 above, by the accountant for the Company to be due and payable), and that such Pre-Closing Taxes have been paid (subject, in any event, to Section 8.15 below), on or before the Closing Date.  In the case of an audit or Action for Taxes that includes Pre-Closing Taxes, Sellers shall (pursuant to Section 9.8 below) reimburse Buyer and/or the Company  under this Section 8.8 and under Section 8.8.4 for any unpaid Pre-Closing Taxes within 15 days after Sellers have received written confirmation of the settlement or other final resolution of such audit or Action (subject to the provisions of Sections 8.8.1(d) and 8.8.2 below, regarding the furnishing to Sellers of an opportunity to have participated in any such audit or Action).

(d)
Sellers, Buyer and the Company shall (and shall be given the opportunity to participate in matters related to and otherwise) cooperate fully in connection with the filing of Tax Returns pursuant to this Section 8.8.1 and any audit, litigation or other proceeding with respect to Taxes of the Company.  Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the review of and the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding.  Each of Sellers, Buyer and the Company shall (i) retain all books and records that are in his or its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

(e)
Buyer and Sellers shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).

8.8.2. Tax Claims.  In the event a claim is made or a deficiency alleged following the Closing relating to the Company by the Internal Revenue Service or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against Sellers pursuant to this Agreement, then the following exclusively shall apply:

(a)
After the Company receives actual notice of such claim or alleged deficiency, Buyer shall, or Buyer shall cause the Company to, promptly notify Sellers in writing of such claim or alleged deficiency and shall not make payment of any Tax claimed for at least 30 days after the giving of such notice; provided that the failure to give such notice shall not affect Sellers’ indemnity obligations hereof, except to the extent Sellers are materially prejudiced by such failure;

(b)
Buyer shall have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any Tax matter and shall have the right to control the defense, compromise or other resolution of any such Tax matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax matter.  Sellers shall have the right (but not the duty) to participate in the defense of such Tax matter and to employ counsel, at Sellers’ own expense, separate from counsel employed by Buyer, and Buyer shall keep Sellers informed with respect to the commencement, status and nature of any such Tax matter and will, in good faith, allow Sellers to consult with it regarding the conduct of or positions taken in any such Action;

(c)
If Sellers desire that the Company contest such claim or alleged deficiency, Sellers shall, within 30 days after receipt of notice by Sellers from Buyer or the Company of such claim or alleged deficiency: (i) request by written notice to Buyer and the Company that such claim or alleged deficiency be contested; (ii) if requested by Buyer or the Company, furnish Buyer and the Company with an opinion of independent tax counsel selected by Sellers and approved by Buyer (the “Approved Counsel”), at Sellers’ expense, to the effect that a meritorious defense exists with respect to such claim or alleged deficiency; and (iii) indemnify Buyer and the Company in a manner reasonably satisfactory to Buyer and the Company and pay to Buyer or the Company on demand all liabilities and expenses which may reasonably be entailed in such defense; and

(d)
Following Sellers furnishing Buyer and the Company with such items as are set forth in Section 8.8.2(c), Buyer shall cause the Company to take all such legal or other action reasonably requested by the Approved Counsel in contesting such claim or alleged deficiency (provided that in no event shall it be deemed reasonable for the Company to take any action that would cause it to incur any liability for which it is not indemnified pursuant hereto), which may include, at the discretion of the Approved Counsel, the agreement to a reasonable settlement or the Company forgoing any and all administrative appeals, proceedings, hearings and conferences with the IRS or other appropriate taxing authority in respect of such claim or alleged deficiency, in which event Buyer shall cause the Company to either pay the Tax claimed (in which event Sellers shall promptly pay, on written request from Buyer or the Company, the amount of any such deficiency to Buyer or the Company) and sue for a refund in the appropriate United States District Court and/or the United States Court of Claims and/or other appropriate courts or forums, as determined in the discretion of the Approved Counsel, or contest such claim or alleged deficiency in the United States Tax Court and/or other appropriate courts or forums.

8.8.3. Transfer Taxes. Sellers shall be liable for and shall pay any and all transfer Taxes arising in connection with the transfer of the Shares hereunder.

8.8.4. Indemnification for Taxes.

(a)
Sellers shall jointly and severally indemnify and hold harmless each of the Company and the Buyer Indemnified Parties from and against, and shall pay to the Company or the Buyer Indemnified Parties the amount of, any and all Losses for: (i) all Taxes (or the nonpayment thereof) of the Company for any Pre-Closing Tax Period (subject, in any event, to Section 8.15 below); (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before December 31, 2008 (subject, in any event, to Section 8.15 below); and (iii) any Tax incurred or suffered by the Company, Buyer or any of their respective Affiliates arising out of any inaccuracy in or misrepresentation by Sellers of any representation or warranty contained in Section 4.7 or any covenant contained in Section  8.8.

(b)
Any amount paid to the Company or Buyer pursuant to this Section 8.8 shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer to Sellers no later than 10 business days after Buyer makes written demand upon Sellers therefor.

(c)	The indemnification obligations of Sellers under this Section 8.8 shall survive until the expiration of the applicable statute of limitations.

(d)
The indemnification obligations of Sellers for which they may be liable to Buyer pursuant to this Section 8.8 shall be subject to adjustment to take into account, as a reduction of the aggregate indemnification obligations of Sellers otherwise arising out of the matter in question, the value of any quantifiable net Tax benefit resulting either from the matter giving rise to such indemnification obligations of Sellers or from the payment of indemnification amounts pursuant to this Section 8.8 in respect of the matter in question (“Buyer Tax Benefit”), which Buyer Tax Benefit is actually realized by

Buyer.  The fact that Buyer or the Company will or may receive insurance proceeds in the future or will or may realize a Buyer Tax Benefit in the future shall not delay the payment of the indemnification obligations of Sellers pursuant to this Section 8.8.  Such indemnification obligations of Sellers shall be payable by the Sellers without regard to any future insurance proceeds or Buyer Tax Benefit that will or may be received or realized in the future.  When, as and if any such insurance proceeds are actually received or a Buyer Tax Benefit is actually realized by Buyer, then Buyer shall pay to the Sellers the amount of such insurance proceeds or Buyer Tax Benefit, as applicable, to the extent the same do not exceed the aggregate indemnification payments made to Buyer pursuant to this Agreement by the Sellers in respect of the indemnification obligations of Sellers that gave rise to such insurance proceeds or Buyer Tax Benefit, as applicable;

(e)
The Sellers shall be entitled to receive and shall be paid (as provided in this Section 8.8) all Refunds of such Taxes for all taxable periods ending on or before December 31, 2008, but only to the extent such Refunds are paid with respect to Taxes of the Company pursuant to the terms of (i) the settlement of an audit of any Tax Return of the Company, which audit commenced after the date of this Agreement, or (ii)  a final judicial determination, which determination resolves issues raised in an audit of any Tax Return of the Company which audit commenced after the date of this Agreement. Notwithstanding the immediately preceding sentence or any other provision hereof, Buyer (and the Company), and not the Sellers, shall be entitled to receive (i) all Refunds for all taxable periods ending on or before December 31, 2008 resulting from a carryback of losses and/or credits from a taxable period ending subsequent to December 31, 2008, and (ii) all other Refunds not specified under the express terms of the immediately preceding sentence as Refunds to which the Sellers are entitled.

8.9 General Release of Claims.

(a)  Effective from and after the Closing, each Seller, for and on behalf of himself and his respective heirs, successors, Affiliates, Related Parties and assigns, hereby releases and forever discharges the Company, and its officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, notes payable, loans, debts, Liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for indemnification or contribution, which any Seller or his heirs, successors, Affiliates, Related Parties or assigns, either now has or may hereafter have against the Company, or its officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), based on any actions, omissions, facts or circumstances as existed or exist on or at any time prior to the Closing, from the beginning of time to the date and time of the Closing, including, but not limited to, any Related Party Transaction (collectively, the “Released Claims”), save and except only claims, if any, arising under this Agreement.  Each Seller covenants that there has been no assignment or other transfer or conveyance of any interest in any Released Claim that such Seller may have against the Company.

(b) Effective from and after the Closing, each of Buyer and the Company, for itself and on behalf of its respective successors, Affiliates, Related Parties and assigns, hereby releases and forever discharges the Sellers, (and each of their respective heirs, executors, administrators and assigns), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, notes, loans, debts, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, with respect to the Sellers’ Lease(s), Note(s) and Mortgage(s) (or any of them), which any of the Company or Buyer, or its, successors, Affiliates, Related Parties or assigns, either had, now has or may hereafter have against the Sellers (and each of their respective heirs, executors, administrators and assigns), based on any actions, omissions, facts or circumstances as existed or exist on or at any time prior to the Closing Date; provided that the foregoing release shall not apply to any claims which are based on breaches of any of the representations and warranties in Article 3 and Article 4 hereof.

8.10 Confidentiality. Each Seller agrees not to disclose or use, directly or indirectly, any Confidential Information, at any time after the Closing, except in connection with such Sellers’ relationship with Buyer or in the preparation of any Tax Returns.  If the disclosure of Confidential Information is required by Law, each Seller agrees to use commercially reasonable efforts to provide Buyer an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances.  Each Seller acknowledges that following the Closing, all of the Confidential Information will be the exclusive proprietary property of Buyer.  The provisions of this Section 8.10 shall not supersede any other confidentially agreement between the parties or between Buyer and the Company; provided, however, that if the Closing is completed as contemplated by this Agreement,  then that certain Confidentiality Agreement dated December 13, 2007,  shall thereupon be rendered null and void and of no further force or effect.

8.11 Non-Competition, Non-Solicitation Agreement.

8.11.1. Non-Competition; Non-Solicitation.  For the period that Ilya Mandel and Michael Edelson remain retained by the Company or Buyer as consultants and for a period of 5 years thereafter, no Seller shall (except as otherwise contemplated in this Section 8.11), directly or indirectly through or in association with any non-party Person or otherwise, in North America (the “Territory”), (i) engage in the business of manufacturing and selling butter and cheese products and Kefir (collectively, the “Business”), or sell or provide any of the butter and cheese products and Kefir products which are the same or similar to the products sold or provided by the Company, Buyer or any of their Affiliates in the Territory; (ii) own or acquire any interest in any business which is engaged in the same Business as the Company, Buyer or any of their Affiliates, or any business competitive with the Business of the Company, Buyer or any of their Affiliates in the Territory; (iii) attempt to solicit any customers of the Company, Buyer or any of their Affiliates; (iv) act as a consultant or advisor, or loan or otherwise provide funds or assistance of any sort, to any non-party Person who is or is attempting to engage in any of the activities listed in (i) through (iii) hereof in the Territory; (v) take any action which may impair the relationship between the Company, Buyer or any of their Affiliates and its customers or vendors, or other non-party Persons having relationships with, the Company, Buyer or any such Affiliate; (vi) prepare to engage in any business which is competitive with (i.e., in the same Business as) the Company, Buyer or any of their Affiliates or (vii) engage, employ, recruit or solicit any employee of the Company, Buyer or any of their Affiliates during the period such person is an employee of the Company, Buyer or any of such Affiliate plus one year after the date on which such person ends his or her employment by the Company, Buyer or any such Affiliate.

8.11.2. Inducement and Consideration to Buyer.  Each Seller acknowledges and agrees that the value to Buyer of the Transaction would be substantially and materially diminished if such Seller, directly or indirectly, through or in association with any third Person or otherwise, were hereafter to breach any of the provisions of Section 8.11.1 and Sellers have therefore offered and agreed to the provisions of Section 8.11.1 as a material inducement to Buyer to enter into this Agreement, and in consideration of the promises, representations and covenants made by Buyer under this Agreement.  The Sellers specifically acknowledge and agree that the provisions of Section 8.11.1 are commercially reasonable restraints on Sellers, ancillary to the investment, effort and risk to acquire and thereafter operate the Business, and are reasonably necessary to protect the interests Buyer is acquiring.  The Sellers further acknowledge and agree that Buyer would be irreparably damaged by a breach of Section 8.11.1 and would not be adequately compensated by monetary damages for any such breach.  Therefore, in addition to all other remedies, Buyer shall be entitled to injunctive relief from any court having jurisdiction to restrain any violation (actual or threatened) of Section 8.11.1 without the necessity of (a) proving monetary damages or the insufficiency thereof, or (b) posting any bond in regard to any injunctive proceeding (subject, nevertheless, to the other provisions of this Section 8.11).

8.11.3. Enforceability.  If any court, in any proceeding, shall refuse to enforce Sections 8.11.1 and 8.11.2 in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that Sections 8.11.1 and 8.11.2 shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of Sections 8.11.1 and 8.11.2 to the maximum extent allowable in that particular jurisdiction. The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of Sections 8.11.1 and 8.11.2 or affect, invalidate or limit the validity or enforceability of Sections 8.11.1 and 8.11.2 as written in any other jurisdiction at any time.

8.11.4. Tolling.  If any provisions of this Section 8.11 are violated, then the time limitations set forth in this Section 8.11 shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

8.11.5. Default by Buyer under the Seller Note.  Nothing in this Section 8.11 shall supersede the provisions of the Seller Note which provide that, in the event of any default thereunder (after taking into account any applicable grace period), in addition to any other remedies available thereunder, Sellers may (directly or indirectly) resume the Business (and/or any part(s) of same) as operated by the Company prior to the Closing Date.

8.12 Exclusivity. Each of the Sellers agrees, for himself and for the Company, that neither the Company nor either of the Sellers will sell, negotiate or solicit any offers to sell the Shares or assets (except in the Ordinary Course of Business) of the Company, in part or in whole, during the period from the date of this Agreement through the termination hereof (the “Exclusivity Period”).  During this Exclusivity Period, the Sellers also agree that they will not sell, negotiate or solicit any offers to sell the Leased Real Property, in part or in whole.

8.13 Further Assurances. At the reasonable request of either Buyer or Sellers and at any time or from time to time thereafter, the parties shall cooperate with each other to execute and deliver such further instruments and take such other actions as any of the parties may reasonably request in order to effect the Transaction and the other covenants and agreements contemplated by this Agreement, as well as to permit the Company to operate its Business as it is currently conducted.  If, after the Closing, any Person is determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction to be the holder of shares of capital stock of the Company not constituting the Shares and such Person is determined to be entitled to his, her or its proportionate share of the Purchase Price, then the Sellers shall be obligated to transfer to such Person his, her or its pro rata share of the Purchase Price to which such Person is entitled.

8.14 Correction of Legal Compliance Issues. Sellers shall have no obligation to cause the Company to correct, prior to the Closing Date, the following legal compliance issues, each of them as more fully described in the Phase I Report(s) and/or Phase II Report(s), and/or in the FDA Report(s):

(a)	If applicable, the failure by the Company to obtain a general storm water permit or an exemption therefrom from the Pennsylvania Department of Environmental Protection;

(b)
The failure by the Company to obtain a comprehensive survey of asbestos containing materials located on the Leased Real Property from a qualified environmental consulting firm reasonably satisfactory to Buyer, and/or to perform any remediation with respect to asbestos; and

(c)
The failure by the Company prior to the Closing to take any action and/or perform any investigation, remediation, correction and/or removal work, with respect to any matters set forth in the Phase I Report(s) and/or Phase II Report(s) and/or the FDA Report(s).

8.15 Payment of Selling Expenses. Sellers shall have the right to cause the Company to pay any and all of the Selling Expenses, to fund the matching contribution(s) contemplated by the Company’s 401(k) Plan, to pay any and all Taxes of the Company, for any Pre-Closing Periods ending on or before December 31, 2008 (it being acknowledged and agreed that the Company, and not Sellers, are liable for any and all post-December 31, 2008 periods, and Taxes in accordance with Section 8.8 above), and/or to pay any other amounts contemplated by Section 10. of the Forbearance Agreement; provided, however, that Sellers’ right to cause the Company to pay said amounts shall be conditioned upon the Company having, after the payment of such amounts, at least $50,000.00 in cash-in-bank, in certificates of deposit and/or on-hand (exclusive of the amounts held in the Vist Accounts) on the Closing Date.  Any Selling Expenses and/or Taxes not paid for in this manner must be paid for by the Sellers out of their own funds or must be deducted from the Purchase Price as Unpaid Selling Expenses.

8.16 Removal of Restrictive Legend. At the request of Sellers and in compliance with the provisions of Rule 144 of the Securities Act, Buyer shall cooperate with Sellers to remove the restrictive legend on the Lifeway Shares so that such shares may be freely tradable.

8.17 Tax Protection. If, due to federal tax law changes, the capital gains tax rate increases and Sellers must pay higher capital gains taxes than if this Transaction had closed in 2008, then Buyer shall notify Buyer thereof, in writing, and Buyer shall thereafter promptly reimburse Sellers for the additional amount of the capital gains tax set forth in such notice; provided, however, that, if Buyer shall have requested same in writing, Sellers shall provide, to the Independent Accountants

(the cost for which contemplated review, verification and certification shall be paid by the Company (or Buyer) for all purposes of this Section 8.17)), that portion of the Sellers’ Tax Returns that relates to the calculation of such capital gains taxes, not later than 10 business days before the due date for filing such Tax Returns (including extensions), so that such Independent Accountants may verify, and certify to Buyer (while, nevertheless, keeping the income and tax information of Sellers confidential), the additional amount of the federal capital gains tax that Sellers have to pay because the Closing on this Transaction was completed in 2009, rather than in 2008 (i.e., the product of the difference between the 2008 capital gains tax rate of 15% and the 2009 capital gains tax rate, and the amount of taxable long-term capital gains resulting from this Transaction reported by Sellers for federal income tax purposes).  The determination of the Independent Accountants shall be binding on Buyer and the Company, and Buyer shall be deemed to have accepted and agreed to such documents in the form provided by Sellers to the Independent Accountants, if deemed sufficient by and satisfactory to the Independent Accountants.

ARTICLE 9
INDEMNIFICATION

9.1 Survival. The representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date, except for Significant Representations which shall survive until the expiration of the applicable statute of limitations and except for Fundamental Representations which shall survive indefinitely; each covenant made in this Agreement shall survive for the period stated in such covenant, and if no such period is specified, then such covenant shall survive the Closing for a period of twelve (12) months from the Closing Date (with the sole exception of Sections 9.2 (d), (f) or (g) which shall survive until the expiration of the applicable statute of limitations; and any claim or suit based on fraud under Section 9.2(e) shall survive the Closing until the expiration of the applicable statute of limitations (as applicable, the “Survival Period”). For purposes of this Article 9, the “Significant Representations” shall mean those representations and warranties contained in Sections 4.8, 4.11, 4.12, 4.13, 4.23 and 4.26 of this Agreement.  For purposes of this Article 9, the “Fundamental Representations” shall mean those representations and warranties contained in Sections 3.1, 3.2, 4.1, 4.2 and 4.15 of this Agreement.

9.2 Indemnification of Buyer. The Sellers, with respect to Article 3 and Article 4, shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, officers, directors, members, employees and agents (collectively, the “Buyer Indemnified Parties”), against and from:

(a)	any Losses based upon, arising out of or caused by any material breach of any representation or warranty contained in Article 3;

(b)
any Losses based upon, arising out of or caused by any material breach of any representation or warranty contained in Article 4, in general (and, for emphasis, as specifically listed in Section 9.2(h) below, in particular) ;

(c)	any Losses based upon, arising out of or caused by any material breach or nonperformance of any covenant or agreement to be performed by a Seller herein;

(d)	any Losses based upon, arising out of or caused by any Outstanding Funded Debt and/or Unpaid Selling Expenses;

(e)	any Losses based upon, arising out of or caused by any fraud of any Seller;

(f)	any Losses based upon, arising out of or caused by any pre-Closing agreement or transaction with or between Related Parties;

(g)	any Losses based upon, arising out of or caused by an ERISA Affiliate Plan; and

(h)
any Losses based upon, arising out of or caused by any violations of Laws and Environmental Laws, except those matters disclosed in the Phase I Report(s) and/or the Phase II Report(s), except as set forth in Section 9.4(f) below.

provided, however, that for the purpose of calculating Losses hereunder, any “material,” “materiality,” or similar qualification in such representations or warranties shall be disregarded but solely to the extent that a “double-up” of the materiality qualifier would be the result of the language of this Section 9.2 (a) – (h); and, provided further, that it is understood and agreed that the Sellers shall have no indemnity, hold harmless and/or other obligation to any of the Buyer Indemnified Parties, to the extent that any of the Buyer Indemnified Parties incurs any Losses after the Closing Date with respect to any matters, facts and/or conditions described in or related to Sections 4.11, 4.12 and 4.13, that existed prior to the Closing Date unless (and then only to the extent that) such Losses incurred are specifically stated to relate to any of the Assumed Liabilities and/or to any periods prior to the Closing Date.  The following examples more particularly explain the foregoing:

For example:  If one month following the Closing Date a governmental agency performs an audit, analysis or other examination of an aspect of the business of the Company, and such governmental agency assesses a fine, penalty or other assessment against the Company with respect to a process, matter or item that exists after, but also existed prior to, the Closing Date (whether or not the governmental agency had previously notified the Company that such process, matter or item was in violation of applicable Law):

(a)  unless (and then, only to the extent that) such governmental agency’s fine, penalty or other assessment (i) is specifically stated in the notice thereof to be for matters, facts and/or conditions that existed prior to the Closing Date, and (ii) is specifically stated in the notice thereof to relate to any period(s) prior to the Closing Date, then Sellers shall have no indemnity, hold harmless and/or other obligation to any of the Buyer Indemnified Parties therefor;

(b)  even if the matters, facts and/or conditions that form the basis for such governmental agency’s notice of its fine, penalty or other assessment were identified by such agency prior to the Closing Date, and/or in fact existed prior to the Closing Date, if such governmental agency’s notice of its fine, penalty or other assessment states that such fine, penalty and/or other assessment is being assessed, imposed and/or levied solely because of, by reason of, and/or it relates to, matters, facts and/or conditions that existed on the date of an inspection conducted subsequent to the Closing Date, Sellers shall have no obligation to indemnify and/or hold harmless any of the Buyer Indemnified Parties therefor;

(c)  notwithstanding the provisions of (a) and (b) above, if, in case (a) or (b) above, the notice of the governmental agency’s fine, penalty or other assessment, specifically, by its terms (i) states that such fine, penalty or other assessment is for matters, facts and/or conditions that existed both prior, and subsequent, to the Closing Date, and (ii) allocates such fine, penalty or other assessment on a Per Diem Basis for periods both prior, and subsequent, to the Closing Date, then Sellers shall jointly and severally indemnify and/or hold harmless the Buyer Indemnified Parties for such Per Diem allocable portion of such governmental agency’s fine, penalty or other assessment, that the notice thereof specifically states is for matters, facts and/or conditions that existed prior to the Closing Date, and Sellers shall be indemnified and held harmless, in the manner described in Section 9.3 below, for such Per Diem allocable portion that the notice of such fine, penalty or other assessment specifically states is for matters, facts and/or conditions that existed subsequent to the Closing Date.

9.3 Indemnification of Sellers. Buyer shall indemnify and hold harmless Sellers and their respective Affiliates, officers, directors, employees and agents (collectively, the “Sellers’ Indemnified Parties”), against and from:

(a)	any Losses based upon, arising out of or caused by any breach of any representation or warranty made by Buyer in Article 5;

(b)
any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant of Buyer, under any of the Contracts to be performed by the Company from and after the Closing Date (as contemplated by Section 4.17) and/or any agreement to be performed by Buyer herein;

(c)
except as described in the examples set forth in Section 9.2 above, and except for any matter constituting a breach of a representation or warranty made by Sellers in Articles 3 and/or  4 above, any Losses of the Company, and/or any agreement to be performed by the Company, based upon, incurred in connection with, incurred by reason of, relating to and/or arising out of, as applicable, the Assumed Liabilities, and/or the operations and/or conduct of the business of the Company, after the Closing Date; and

(d)	any amounts for which Sellers are to be indemnified and/or held harmless as described in the examples set forth in Section 9.2 above.

9.4 Limitations on Indemnification of Buyer Indemnified Parties. Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnified Parties provided for in this Agreement shall be subject to the following limitations and conditions:

(a)
Any claim by a Buyer Indemnified Party for indemnification pursuant to Section 9.2 shall be required to be made by delivering notice to Sellers no later than the expiration of the applicable Survival Period set forth in Section 9.1.

(b)
Buyer Indemnified Parties shall not be entitled to indemnification with respect to Section 9.2(a) or 9.2(b) until the aggregate amount of all of the Buyer Indemnified Parties’ claims for indemnification exceed $50,000.00 (the “Indemnification Threshold Amount”), whereupon the full amount of such Losses shall be recoverable by Buyer Indemnified Parties in accordance with the terms of this Agreement.

(c)
The maximum amounts to which Buyer Indemnified Parties may be entitled to indemnification with respect to Section 9.2(a) or 9.2(b) shall be (i) an amount equal to $4,200,000 in the aggregate for breaches of the Significant Representations and for fraud or for intentional breaches of any representation or warranty; and (ii) an amount equal to $500,000 in the aggregate for any breaches of Seller’s other representations and warranties.

(d)
Sellers shall have no obligations to Buyer for, and Buyer hereby waives and relinquishes any claims and/or rights under, any covenant, condition, representation, or warranty of Sellers in this Agreement and/or the Real Property Purchase Agreement with respect to, (i) any environmental conditions or matters that are disclosed in the Phase I Report(s) and/or the Phase II Report(s), except as set forth in Section 9.4(f) below and (ii) any conditions or matters that are disclosed in the FDA Report(s), except as set forth in Section 9.2 above regarding matters arising under Section 4.11 hereof.

(e)	The provisions of Sections 8.8.4 (d) and (e) shall be applicable in all cases.

(f)
Sellers shall have no indemnification obligation whatsoever (other than for fraud or for intentional breaches of any representation or warranty) with respect to any matters set forth and/or described in the Phase I Report(s) and/or the Phase II Report(s), except as set forth in this Section 9.4(f).  To the extent that any claim by a Buyer Indemnified Party for indemnification specifically (x) arises under the representations and warranties for Environmental Matters set forth in Section 4.12 above, (y) relates to groundwater contamination of the Leased Real Property arising from conditions as described in the Phase I & II Documentation, and (z) was discussed in, a subject matter of and/or the subject of any analyses, work, testing, reporting and/or correspondence as set forth in, recommended by and/or performed in furtherance of anything described in the Phase I & II Documentation, Sellers shall only have the limited indemnification obligation set forth in this Section 9.4(f), but subject, nevertheless, to the following additional limitations and conditions:

(1)
the Buyer Indemnified Parties shall be entitled to indemnification solely for, and to the extent of, what would have been Sellers’ responsibility, on and as of the date of this Agreement, under applicable Environmental Laws, had Sellers had knowledge of the existence of groundwater contamination of the Leased Real Property;

(2)	the Buyer Indemnified Parties shall not be entitled to indemnification with respect to any groundwater contamination of the Leased Real

Property, as aforesaid, until the aggregate amount of all of the Buyer Indemnified Parties’ claims for indemnification with respect thereto exceeds $25,000.00, whereupon the full amount of such Losses shall be recoverable by the Buyer Indemnified Parties in accordance with the terms of this Agreement; provided, however, that, in any event, the maximum aggregate amount for which the Buyer Indemnified Parties may be entitled to indemnification with respect thereto is $75,000.00;

(3)
The indemnification obligation of Sellers to the Buyer Indemnified Parties, arising under the representations and warranties for Environmental Matters as set forth in Section 4.12 above, in general, and, in particular, with respect to any groundwater contamination of the Leased Real Property, as aforesaid, shall only survive for a period of twenty-four (24) months from the Closing Date (the “24 Month Period”); and

(4)
the indemnification obligation of Sellers with respect to any groundwater contamination of the Leased Real Property, as aforesaid, shall be rendered null and void, in the event that any claim of the Buyer Indemnified Parties (including the Company and/or any of their respective agents, contractors or subcontractors) arises from any of the following work or other activities restricted hereby taking place, at any time during the 24 Month Period, at, upon, beneath and/or with respect to, the Leased Real Property:  (i) digging into, digging up or in any manner otherwise disturbing, the soil; (ii) doing any drilling, boring and/or excavation work; (iii) doing any environmental testing of and/or upon the soil; and/or (iv) doing any environmental testing of the groundwater upon and/or beneath the surface of the Leased Real Property (other than for a reason set forth in Sections 9.4(f) (5) or (6) below).

(5)
The provisions of Section 9.4(f) (4) above shall not apply to any work or other activities described in Section 9.4(f) (4) above, that is actually and in fact (i) mandated or otherwise required, by action of any governmental agency or body, set forth in a writing specifically regarding the Leased Real Property, neither of which action or writing is solicited (directly or indirectly) by any action, inquiry, application or other writing of or by any of the Buyer Indemnified Parties (including the Company and/or any of their respective agents, contractors or subcontractors), and/or (ii) in the nature of geophysical testing, or any other work or activities as may otherwise be, required or mandated by any architect or engineer engaged by and/or on behalf of any of the Buyer Indemnified Parties (including the Company and/or any of their respective agents, contractors or subcontractors), in the case of (ii) only, in connection with actual and commercially reasonable material structural improvements contemplated to be made to the Leased Real Property and completed during the 24 Month Period.

(6)
Buyer and Sellers acknowledge and agree that Sellers’ willingness to incur the limited indemnification obligation with respect to any groundwater contamination of the Leased Real Property, as aforesaid, is based upon and has been induced by Buyer’s and representation and warranty to Sellers that, on and as of the date of this Agreement, none of the Buyer Indemnified Parties has (i) received and/or has any knowledge of any writing as described in Section 9.4(f) (5)(i) above; (ii) any plans and/or intention to do and/or cause to be done, any of the work and/or activities as described in Section 9.4(f) (4) and/or (5) above; (iii) any plans and/or intentions to sell, lease, dispose of or otherwise, in any other manner, transfer all or any portion of the Leased Real Property to any party other then one of the Buyer Indemnified Parties; and/or (iv) any plans or intentions to enter into any financing and/or refinancing transaction(s) which in any way or manner would involve the Leased Real Property, for which the Leased Real Property is or shall be regarded as material, and/or for which a mortgage or other security interest in, upon and/or with regard to, the Leased Real Property, or any portion thereof, may reasonably be anticipated to be required. Accordingly, the indemnification obligation of Sellers with respect to any groundwater contamination of the Leased Real Property, as aforesaid, shall be rendered null and void in the event of any breach of any of the representations and warranties as referred to in this Section 9.4(f) (6) by any of the Buyer Indemnified Parties (including any of their respective agents, contractors or subcontractors).

 provided, however; that the limitations set forth in Sections 9.4(b) and 9.4(c) shall not apply to breaches of Fundamental Representations or disputes arising out of Section 8.15.

9.5 Limitations on Indemnification of Sellers’ Indemnified Parties. Notwithstanding any other provisions of this Agreement, the indemnification of Sellers’ Indemnified Parties provided for in this Agreement shall be subject to the limitation and condition that any claim by a Sellers’ Indemnified Party for indemnification pursuant to Section 9.3 shall be required to be made by delivering notice to Buyer no later than the expiration of the applicable Survival Period set forth in Section 9.1.

9.6 Procedures Relating to Indemnification; Third-Party Claims.

(a)
In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must give written notice of the Third-Party Claim (i) to Buyer, if indemnity is sought from it, or (ii) to any Seller, if indemnity is sought from Sellers, pursuant to Sections 9.2 (the party to whom notice hereunder is given, in any case, the “indemnitor’s representative,” and the party against whom the indemnification claim is asserted, the “indemnitor”).  Such notice shall be given no later than 30 days after such Third-Party Claim is first asserted, but in any event not later than the expiration, if any, of the applicable Survival Period set forth in Section 9.1 for making a claim for indemnification.  Such notice shall state the amount or estimated amount, to the extent feasible, of such claim and shall identify, with particularity, the specific basis for such claim in reasonable detail.  Thereafter, the indemnitee shall promptly deliver to the indemnitor’s representative copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure is not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee.  No delay in or failure by the indemnitee to give the copies and notices referenced in this Section 9.6(a) to the indemnitor’s representative will adversely affect any rights or remedies that the indemnitee has under this Agreement or alter or relieve the indemnitor of its obligation to indemnify the indemnitee to the extent that such delay or failure has not materially prejudiced the indemnitor.

(b)
If a Third-Party Claim is made against an indemnitee, the indemnitor’s representative shall be entitled to participate, at its expense, in the defense thereof.  If the Litigation Conditions are met and continue to be met at all times thereafter, the indemnitor’s representative has the right, exercisable by written notice to the indemnitee within 30 days of receipt of notice of the Third-Party Claim, to assume and conduct the defense of such Third-Party Claim with counsel selected by the indemnitor’s representative (which counsel must be reasonably acceptable to the indemnitee).  If the indemnitor’s representative assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel (at its own expense) separate from the counsel employed by the indemnitor’s representative, it being understood that the indemnitor’s representative shall control such defense.  If the indemnitor’s representative assumes the defense and the indemnitee elects to participate with separate counsel, then the costs and expenses of such separate counsel shall be at the expense of the indemnitee unless any of the Separate Counsel Conditions are met, in which case the fees and expenses of such separate counsel shall be at the expense of the indemnitor.

(c)
If the indemnitor’s representative assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor’s representative in such defense.  Such cooperation shall include, at the expense of the indemnitor’s representative, the retention and (upon the indemnitor’s representative’s request) the provision to the indemnitor’s representative of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnitor’s representative has assumed the defense of a Third-Party Claim and the Litigation Conditions continue to be met, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s representative’s prior written consent (which consent shall not be unreasonably withheld), (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor’s representative may recommend and which by its terms releases all indemnitees from any liability in connection with such Third-Party Claim and which requires only the payment of monetary damages, and (iii) the indemnitor’s representative shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee.

9.7 Other Claims. In the event any indemnitee has actual knowledge of a Loss for which there may be a claim for indemnification or payment against any indemnitor under this Article 9 that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim (a “Claims Notice”) to the indemnitor’s representative promptly following discovery of such Loss or of facts or circumstances that the indemnitee(s) believes to be reasonably likely to result in any such Loss.  Such Claims Notice shall state in reasonable detail the amount or an estimated amount, to the extent feasible, of such claim, and shall specify, with particularity, the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been inaccurate or breached.  No delay in or failure by any indemnitee to give a Claims Notice to the indemnitor’s representative pursuant to this Section 9.7 will adversely affect any of the rights or remedies that an indemnitee has under this Agreement or any Related Agreement, or alter or relieve the indemnitor’s obligation to indemnify the indemnitee, except to the extent that the indemnitor is materially prejudiced thereby; provided, however, that the Claims Notice must be given within the applicable Survival Period set forth in Section 9.1.  Within 30 days of the indemnitor’s representative’s receipt of any such Claims Notice, the indemnitor’s representative shall notify the indemnitee as to whether the indemnitor accepts liability for all or part of any such Loss (a “Claims Response”).  If the indemnitor’s representative disputes the indemnitor’s liability with respect to any part of such claim by providing a Claims Response within such 30-day period, then the indemnitor’s representative and the indemnitee shall attempt to resolve such dispute in good faith.

9.8 Remedies of Buyer. Any obligation of a Seller to Buyer pursuant to this Article 9 shall be satisfied in the following order (subject to the other provisions of this Article 9):  (a) first, by offsetting such obligations against the first-occurring payments due to Sellers under the Seller Note; (b) second, by Sellers surrendering to Lifeway an appropriate number of the Lifeway shares then owned by Sellers (based on the fair market value of the Lifeway Shares on the day the claim is resolved) and the canceling of such Lifeway Shares by Buyer; and (c) third, to the extent that the foregoing are exhausted, by pursuing any remaining claims directly against Sellers on a joint and several basis.

9.9 No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against Buyer or the Company by reason of the fact that such Seller was a controlling person, director, employee or representative of the Company or was serving as such for another Person at the request of any Seller or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute or any organizational document or contractual obligation of the Company or otherwise) relating to this Agreement or the Transaction or that is based on any facts or circumstances that form the basis for an indemnification claim by any

Seller hereunder.  With respect to any such claim brought by any Seller against the Company or by any Seller relating to this Agreement and the Transaction, each such Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company, with respect to any amounts owed by such Seller pursuant to this Section 9.

ARTICLE 10
TERMINATION

10.1 Termination. This Agreement may be terminated:

(a)	by mutual written consent of Buyer and Sellers at any time prior to the Closing;

(b)
by Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within ten (10) days after receipt of written notice of such breach;

(c)
by (i) Sellers if any of the conditions in Section 7.2 has not been satisfied as of February 9, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply in all material respects with their obligations under this Agreement) and Sellers have not waived such condition; or (ii) Buyer if any of the conditions in Section 7.1 has not been satisfied as of February 9, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply in all material respects with its obligations under this Agreement) and Buyer has not waived such condition;

(d)	by Buyer if Buyer is not reasonably satisfied, in its sole discretion, with the results of its Due Diligence Investigation as of February 9, 2009; or

(e)
by Buyer or Sellers, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before February 9, 2009.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1(a) or (d), then all provisions of this Agreement except Sections 8.5, 8.6 and 8.10 shall thereupon become void without any liability on the part of any party hereto to any other party hereto.  If this Agreement is terminated other than pursuant to Section 10.1(a) or (d), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

ARTICLE 11
CERTAIN DEFINITIONS

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:

“Action” means any suit, legal proceeding, claim, action, investigation, indictment, tax audit, administrative enforcement proceeding or arbitration proceeding (including product liability Actions) by or before any Governmental Authority.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Approved Counsel” is defined in Section 8.8.2(c).

“Agreement” means this Stock Purchase Agreement, as may be amended from time to time.

“Annual Tax Returns” is defined in Section 4.5.

“Assumed Liabilities” means (a) any debt, claim, liability or obligation of the Company to an obligee and/or payee (the “Obligee”), in the nature of accounts payable and other current Liabilities of the Company incurred in the Ordinary Course of Business of the Company at any time prior to the Closing Date, as reflected in the Financial Statements of the Company and/or arising, and/or relating to any and all periods, from and after November 30, 2008 (the date of the latest Financial Statements); and (b) any debt, claim, liability or obligation of the Company to the Obligee under any Contracts (as described in Section 4.17) (excluding Employee Benefit Plans as defined in Section 4.10 (but including the match under the 401(k) plan for calendar year 2008 for all employees of the Company other than the Sellers and Mr. Mark Mandel)) related to and incurred in the Ordinary Course of Business of the Company (including the capitalized amount of capital lease obligations, if any) that exist on the Closing Date and/or that arise and/or relate to the period from and after the Closing Date.  In addition to the foregoing, it is acknowledged and agreed that included among the Assumed Liabilities are the obligations of the Company for the filing of any and all Tax Returns, and the payment of any and all Taxes, of the Company, for all periods from and after December 31, 2008, including for the fiscal year of the Company commencing on January 1, 2009, notwithstanding that the Closing Date is subsequent to December 31, 2008.

“Base Purchase Price” is defined in Section 2.2(a).

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnified Parties” is defined in Section 9.2.

“Claims Notice” is defined in Section 9.7.

“Claims Response” is defined in Section 9.7.

“Closing” and “Closing Date” are defined in Article 6.

“Closing Payment” is defined in Section 2.5(a).

“COBRA” is defined in Section 4.10(d).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” is defined in the Recitals to this Agreement.

“Company Intellectual Property” means the Intellectual Property that the Company owns, or has the right to use and all Intellectual Property necessary for, or used in, the operation of the business of the Company as presently conducted.

“Confidential Information” means (a) all information belonging to, used by, or which is in the possession of Sellers relating to the Company to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company, including, but not limited to, information relating to products, services, strategies, pricing, customers, representatives, vendors, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments or trade secrets, and (b) all information relating to the Transaction, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith.

“Consulting Agreement” means that certain one year Consulting Agreement between each Seller and Buyer in the form of Exhibit B.

“Contracts” is defined in Section 4.17.

“Disclosure Schedules” means the schedules accompanying this Agreement prepared by Sellers pursuant to the Articles contained in this Agreement, which schedules include the information specified in such Articles and exceptions to the representations and warranties of Sellers set forth in the Articles hereof.

“Due Diligence Investigation” means the thorough due diligence review by Buyer of the Company and its businesses, including its assets, operations, contracts with the Company’s customers, distributors and suppliers, equipment and machinery, facilities, financial records and legal affairs (including litigation), as well as the Leased Real Property.  All of the Due Diligence Investigation will be conducted at Buyer’s expense, including, without limitation, a Phase I Environmental Review (and, if deemed necessary, a Phase II Environmental Review) to be performed on, and a review of the FDA, state, and City of Philadelphia Department of Public Health records of the facility located upon, the Leased Real Property.  Buyer shall provide the Company and the Sellers with a copy of the Phase I Environmental Review Report(s) (the “Phase I Report(s)”), the Phase II Environmental Review Report(s) (the “Phase II Report(s)”), the FDA Compliance Review Report(s) (the “FDA Report(s)”), and any and all other Studies, Reports and Surveys (as such term is defined in the Real Property Purchase Agreement) that Buyer obtains (whether in draft or final form) promptly upon Buyer’s receipt of any of the Phase I Report(s), the Phase II Report(s), the FDA

Report(s) and/or any other of the Studies, Reports and Surveys contemplated as part of the Due Diligence Investigation, at no cost to Sellers (and notwithstanding any termination of this Agreement for any reason).  As used herein, the defined terms the Phase I Report(s) and the Phase II Report(s) shall also be deemed to include those certain reports and/or correspondence of Environ International Corporation (“Environ”) addressed to Ted Esborn, Esq., dated December 8, 2008 and January 6, 2009; and that certain correspondence of McDonald Hopkins addressed to William R. Wanger, Esq., dated January 5, 2009.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), any specified fringe benefit plans as defined in Section 6039D of the Code, and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, restricted stock, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, employment contract, employee loan, noncompetition or consulting agreement, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Employees” is defined in Section 4.10(a).

“Environmental Law” means any Law or other legal requirement pertaining to the environment or the health or safety of the public or employees and the release or, to the knowledge of Sellers, threatened release of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of hazardous materials, including, without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.;  the Solid Waste Disposal Act, 42 U.S.C. §§ 6901  et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 and 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Company pursuant to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any trade or business or other Person, whether or not incorporated, that is required to be aggregated with the Company under Section 414 of the Code.

“ERISA Affiliate Plan” means any Employee Benefit Plan with respect to the Company or any ERISA Affiliate that is not a Plan and that currently is, or at any time during the Inquiry Period, has been, the sponsor, a party obligated to make contributions to, or has had any Liability with respect to, or has been subject to Liability.

“Exclusivity Period” is defined in Section 8.12.

“FDA” means the Federal Food and Drug Administration.

“FDA Report(s)” is defined in the definition of the term “Due Diligence Investigation” in this Article 11.

“Financial Impairment” means the distressed economic condition of a Person manifested by any one or more of the following events:

(a)	adjudicated bankruptcy or insolvency or death or discontinuation of the business of the Person;

(b)	the Person becomes insolvent;

(c)	the Person is not capable of paying its obligations when due (including payment of the Purchase Price, as applicable);

(d)	assignment by the Person for the benefit of creditors;

(e)
voluntary institution by the Person or consent granted by the Person to the involuntary institution whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (i) the jurisdiction of the forum or (ii) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

(f)
voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (i) for the Person or (ii) of or for all or any substantial part of the Person’s property; and

(g)
entry, without the Person’s application, approval, or consent, of any order that is not dismissed, stayed, or discharged within sixty (60) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (i) approving an involuntary petition seeking an arrangement of the Person’s creditors, (ii) approving an involuntary petition seeking reorganization of the Person, or (iii) appointing any receiver, trustee, or similar officer (A) for the Person, or (B) of or for all or any substantial part of the Person’s property.

“Financial Statements” is defined in Section 4.5.

“Fundamental Representations” is defined in Section 9.1.

“Funded Debt” means (without duplication):  (a) all obligations of the Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; and (c) any prepayment premiums or penalties or penalties or other costs or expenses related to any of the foregoing.

“GATAP” means generally accepted federal tax accounting principles, as in effect in the United States either from time to time as applied to pre-Closing periods or as applied on the Closing Date, as applicable.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“HIPAA” is defined in Section 4.10(d).

“Indebtedness” means, as of the Closing Date (without duplication):  (a) all Funded Debt; (b) all capital lease obligations of the Company reflected on Schedule 4.22; and (c) any indebtedness guaranteed by the Company regardless of whether such indebtedness is indebtedness of the Company, or any third Person.

“indemnitee” and “indemnitor” are defined in Section 9.6(a).

“Indemnification Threshold Amount” is defined in Section 9.4(b).

“indemnitor’s representative” is defined in Section 9.6(a).

“Independent Accountants” means KPMG.

“Inquiry Period” means the period that commenced on January 1, 2005 and ends on the Closing Date.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) material computer software, data, data bases and documentation thereof; and (f) trade secrets and other confidential information (including ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, formulae, recipes, research and development information, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer, supplier and distributor lists and information) (collectively, “Trade Secrets”).

“Interim Financial Statements” is defined in Section 4.5.

“IRS” means the Internal Revenue Service.

“Labor Laws” is defined in Section 4.9(c).

 “Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order, including, without limitation, environmental law, securities law, and tax law, including, but not limited to, rules, regulations and orders of the SEC and the United States Food and Drug Administration.

“Leased Real Property” is defined in Section 4.14.

“Leases” is defined in Section 4.14.

“Leased Employee” is defined in Section 4.9(a).

“Lender Releases” means releases of the Company and its officers, directors, shareholders, employees and representatives (an each of their respective heirs, executors, administrators, successors and assigns acting in such capacities) from each lender or other Person set forth on Schedule 7.1(q) with respect to any indebtedness guaranteed by the Company regardless of whether such indebtedness is indebtedness of the Company, or any third Person, in the form of Exhibit G.

“Letter of Credit” means that certain Letter of Credit in the principal amount of $2,735,000 provided by a bank reasonably acceptable to Sellers in favor of Sellers as security for the Seller Note.

“Liability” and “Liabilities” means (a) any and all liabilities and obligations of any kind or nature that qualify as liabilities under GATAP and (b) any other liabilities and obligations of any kind or nature under common law statute or other law, contract or otherwise, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien” means any Tax, liability, levy, claim, charge, equity, trust, assessment, mortgage, mortgage deed, deed of trust, security interest, lien, mechanics or materialmen lien, judgment lien, personal property lien, other tax lien, lien capable of satisfaction by payment of a liquidated sum, pledge, hypothecation, tenancy by the entirety, matrimonial or community interest, conditional sales agreement, title retention contract, lease, license, sublease and other agreement for use or occupancy, right of first refusal or offer, option to purchase, restriction, easement, right of way, condition, covenant, other encumbrance, recorded and unrecorded title matter or defect of any kind and real estate tax or assessment, both general and special, and any agreement or commitment to create or suffer any of the foregoing.

“Lifeway Shares” is defined in Section 2.2(c).

“Litigation Conditions” means all of the following:  (a) the indemnitor’s representative agrees in writing that the indemnitor shall be obligated to indemnify the indemnitee for all Losses that may result from such claim; and (b) the claim does not seek an order or other equitable relief for other than monetary damages against the indemnitee that cannot be separated from any related claim for monetary damages.

“Loss” or “Losses” means any and all Actions, payments, obligations, liabilities, recoveries, deficiencies, fines, assessments, losses, punitive, exemplary or consequential damages and diminution in value (including, but not limited to, lost income, and profits and interruptions of business), costs, expenses (including (a) interest, penalties and attorneys’ fees and expenses, (b) attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder (including those incurred on appeal), and (c) consultant’s fees and other costs of defense or investigation), and interest, and notices of liability and any claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal expenses) and interest on any amount payable to a third party as a result of the foregoing, whether direct or indirect, accrued, absolute, contingent, known or unknown, involving a third party claim or otherwise, as of the Closing Date or thereafter.

“Material Adverse Change” is defined in Section 8.2.

“Material Customers” is defined in Section 4.21.

“Material Distributors” is defined in Section 4.21.

“Material Suppliers” is defined in Section 4.21.

“Mortgage” means that certain Mortgage and Security Agreement, executed by Buyer in favor of Sellers, requiring payment of Buyer’s obligations under the Seller Note, in the form attached as Exhibit E.

“Obligee” is defined in the definition of “Assumed Liabilities” in this Article 11.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors (or similar governing body) of such Person.

“Outstanding Funded Debt” is defined in Section 2.2(a).

“Payoff Letters” is defined in Section 2.5(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Diem Basis” means a determination that is required be to based upon a specific number of days of the week, weeks in a month, or months in a calendar year, as applicable.

“Permit” or “Permits” means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Person, Governmental Authority or pursuant to any Law, including, but not limited to, those issued by the Food and Drug Administration; or (b) right under any contract with any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes and utilities not yet due and payable; (b) leases, subleases or similar agreements described in Section 4.14 or 4.17; or (c) zoning, building and other similar restrictions imposed by applicable Laws.

“Person” means an individual, a corporation, a limited liability company, a partnership, a proprietorship, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity or organization.

“Phase I Report(s)” is defined in the definition of the term “Due Diligence Investigation” in this Article 11.

“Phase II Report(s)” is defined in the definition of the term “Due Diligence Investigation” in this Article 11.

“Phase I & II Documentation” means the Phase I Report(s) and the Phase II Report(s).

“Plan” means any Employee Benefit Plan, maintained for the benefit of any present or former Employee with respect to which the Company or an ERISA Affiliate currently is, or at any time during the Inquiry Period has been, the sponsor, a party obligated to make contributions to, or has had any Liability with respect to, or has been subject to Liability.

 “Pre-Closing Periods” is defined in Section 8.8.1(a).

 “Pre-Closing Taxes” is defined in Section 8.8.1(c).

“Prime Rate” means the Prime Rate listed in the Wall Street Journal on the date prior to the Closing Date.

“Purchase Price” is defined in Section 2.2

“Real Property Purchase Agreement” means that certain Real Property Purchase Agreement, dated as of the date hereof, between Buyer and Sellers for the purchase by Buyer of the real property owned by Sellers located at 810-820 Bleigh Avenue, Philadelphia, Pennsylvania, for the purchase price of $2,000,000, attached as Exhibit C.

“Refund” means any Tax refund, credit or overpayment that is actually received and arises from, with respect to or attributable to the period indicated.

“Related Agreement” means any agreement or document required to be executed and delivered pursuant to this Agreement, including without limitation the Construing Agreements and the Real Property Purchase Agreement.

“Related Party” is defined in Section 4.24.

“Related Party Releases” means releases of the Company and its officers, directors, shareholders, employees and representatives (an each of their respective heirs, executors, administrators, successors and assigns acting in such capacities) from each Related Party set forth on Schedule 7.1(p) with respect to any pre-Closing agreement or transaction between Related Parties in the form of Exhibit H.

“Related Party Transaction” is defined in Section 4.24.

“Released Claims” is defined in Section 8.9.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Security Agreement” means that certain Security Agreement securing payment of Buyer’s obligations under the Seller Note, in form attached as Exhibit D.

“Seller and Sellers” is defined in the preamble of this Agreement.

“Seller Note” means that certain 2-year, Promissory Note, executed by Buyer in favor of Sellers that is secured by a Letter of Credit and the Mortgage.  The Seller Note shall (a) be in the principal amount of $2,735,000; (b) shall be payable in eight (8) equal, consecutive, quarterly installments of at least $341,875 each, plus interest at the Prime Rate; (c) have the first payment of principal and interest be due on the first day of the third month immediately following the Closing Date; and (d) contain other terms and conditions in the form attached as Exhibit A.

“Seller’s Respective Shares” is defined in Section 2.1.

“Sellers’ Account” is defined in Section 2.5(a).

“Sellers’ Indemnified Parties” is defined in Section 9.3.

“Selling Expenses” means all of the fees and expenses incurred by or on behalf of Sellers and/or the Company in connection with the process of selling the Company (whether by merger, sale of all or substantially all of the assets or equity securities of the Company, or any similar or related transaction or series of transactions) or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transaction, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental  Authority or third parties on behalf of the Company; (b) any fees or expenses associated with obtaining the release and termination of any Lien; (c) any fees, penalties, expenses and other costs associated with obtaining the Lender Releases; (d) all brokers’ or finders’ fees; and (e) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.  Notwithstanding the foregoing, it is acknowledged and agreed that none of the legal and accounting expenses incurred, during 2008, by the Company, with respect to the proposed (but abandoned) asset sale transaction by and between the Company and Buyer, constitute, for any purposes of this Agreement, Selling Expenses.

“Separate Counsel Conditions” means any of the following: (a) the indemnitor’s representative requests indemnitee’s counsel to participate; (b) in the reasonable opinion of counsel to the indemnitee, a conflict exists between the indemnitor and the indemnitee that makes separate counsel advisable; or (c) the indemnitor’s representative has failed to defend a claim in good faith.

“Shareholder Autos” means the automobiles/vans with VIN # JTJHW31UX82865043 (for Ilya Mandel) and VIN # JTJHW31U782861032 (for Michael Edelson).

“Shareholder Loan” means the Notes Receivable from one (or, if applicable, both) of Sellers, in the approximate aggregate amount of $265,000.

“Shares” is defined in the Recitals to the Agreement.

“Stock Pledge” means that certain Stock Pledge executed by Buyer in favor of Sellers, securing payment of Buyer’s obligations under the Seller Note, in the form attached as Exhibit F.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 10% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or (b) generally entitled to share in the profits or capital of such legal entity.

“Survival Period” is defined in Section 9.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, leasehold, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statement” means, with respect to any Tax Return filed pursuant to Section 8.8.1(b), a calculation of the respective liability of Buyer and Sellers for Taxes reflected on such return, using the methodology set forth in Section 8.8.1(c).

“Territory” is defined in Section 8.11.

“Third-Party Claim” is defined in Section 9.6(a).

“Transaction” means the sale of the Shares by Sellers and the purchase of the Shares by Buyer pursuant to this Agreement.

“Unpaid Selling Expenses” is defined in Section 2.2(a).

“WARN Act” is defined in Section 4.10(e).

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1 Notices.

  Any notice to be given pursuant to this Agreement shall be given in writing and delivered as follows:

(a)	If to Buyer, to:

Lifeway Foods, Inc.
6431 W. Oakton
Morton Grove, IL 60053
Attention:  Edward Smolyansky, CFO
Phone Number:  (847) 967-1010
Facsimile Number: (847) 967-6558
Email:  edwards@lifeway.net

With a copy to:

McDonald Hopkins LLC
600 Superior Avenue, E., Suite 2100
Cleveland, OH  44114
Attention:  Anthony D. Konkoly, Esq.
Phone Number:  (216) 348-5746
Facsimile Number:  (216) 348-5474
Email:  akonkoly@mcdonaldhopkins.com

(b)	If to Sellers:

Ilya Mandel
301 West Byberry Road, Apt. #D-14
Philadelphia, PA 19116
Phone Number: (215) 464-3009
Facsimile Number:  N/A
Email:  N/A

and

Michael Edelson
3870 Ramage Run
Huntingdon Valley, PA 19006
Phone Number: (215) 519-3812
Facsimile Number:  N/A
Email:  N/A

With a copy to:

Fox Rothschild LLP
Building #10 Sentry Parkway East
300 Walton Drive, Suite 200
P.O. Box 3001
Blue Bell, PA 19422-3001
Attention:  William R. Wanger, Esq.
Phone Number:  (610) 397-6503
Facsimile Number: (610) 397-0450
Email:  wwanger@foxrothschild.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or electronic mail.  Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2 Entire Agreement. This Agreement (as supplemented by the Forbearance Agreement), the Disclosure Schedules, the Related Agreements and exhibits hereto and thereto constitute the exclusive statement of the agreement between Buyer and Sellers concerning the subject matter hereof, and supersedes all other prior agreements, oral or written concerning such subject matter, including that certain letter of intent dated August 22, 2008.

12.3 Modification. No modification or waiver of this Agreement shall be enforceable unless made in a written instrument signed by all parties to this Agreement.

12.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Sellers and their respective successors and permitted assigns.

12.5 Interpretation. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities; when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated; and the terms “herein,” “hereof” and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection or section in which any such term may be employed.  Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.  The section headings herein are for convenience only and shall not affect the construction hereof.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be deemed enforceable to the fullest extent permitted by law, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  No remedy conferred by any of the specific provisions of this Agreement, is intended to be exclusive of any other remedy.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.6 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile, electronic copy or other copy of a signature shall be deemed an original.

12.7 Third Parties. Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any Person, other than the parties hereto, any rights under this Agreement.

12.8 Time Periods. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next business day.

12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without regard to the choice-of-laws or conflicts-of-laws provisions thereof.  Each of the parties hereto consents to and submits to the exclusive jurisdiction of the courts of Pennsylvania, located in the County of Philadelphia, for any proceeding arising out of or relating to this Agreement, the Real Property Purchase Agreement, the other related Agreements and any other related documents contemplated by this Agreement for the Transaction, and further agrees that service of process or delivery of documents by U.S. certified mail to such party’s respective address set forth in this Agreement shall be effective for any purpose.  Each of the parties hereto waives any objection to the venue or convenience of such forum.

12.10 Legal Fees and Costs. In the event that any party hereto incurs legal expenses to enforce any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including without limitation, attorney’s fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

[Remainder of Page is Intentionally Left Blank]
[Counterpart Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date set forth above.

BUYER:

LIFEWAY FOODS, INC.

/s/ Edward Smolyansky
Edward Smolyansky, CFO
   [CORPORATE SEAL]

SELLERS:

/s/ Ilya Mandel
Ilya Mandel

/s/ Michael Edelson
Michael Edelson